SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Computer Sciences Corporation
(Name of Registrant as Specified In Its Charter)

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MOBILITY

CLOUD

APPS

BIG
DATA

CYBER

3170 Fairview Park Drive
Falls Church, Virginia 22042

CSC

Computer Sciences Corporation

     Dear Fellow CSC Stockholder:

     You are cordially invited to join CSC’s Board of Directors and senior leadership at our 2014 Annual Meeting of Stockholders to be held on August 13, 2014. The attached Notice of Annual Meeting of Stockholders and Proxy Statement provides important information about the meeting and will serve as your guide to the business to be conducted at the meeting.

     As stewards of your Company, the Board is focused on achieving long-term performance and creating value for our stockholders through prudent execution of business strategies, risk management, strong corporate governance and top quality talent and succession planning. Fiscal 2014 saw the continuation of a multi-year effort to re-align the Company to capitalize on historic changes in the marketplace, return the Company to a path of sustained profitability and to become a next-generation IT leader. In Fiscal 2014, the Company entered into strategic alliances with Amazon Web Services in cloud computing, AT&T in cloud and networks, SAP in banking and HCL Technologies in the application modernization area. In addition, CSC acquired Infochimps, Inc. to provide as-a-service big data platforms and ServiceMesh, Inc. to help clients integrate multi-vendor clouds. These actions positioned the Company to build and pursue a foundation of sustainable long-term returns and margins and are important to the Company’s future success.

     I am pleased to announce two new nominees for election to the Board at the Annual Meeting. Bruce B. Churchill, Executive Vice President of DIRECTV, and the Honorable Sean O’Keefe, Former Chief Executive Officer of Airbus Group, Inc., have the qualifications and experience that will enhance the skill set and quality of the Board. More about Bruce and Sean is contained in their biographies under Proposal 1. Judith R. Haberkorn, Chong Sup Park and Lawrence A. Zimmerman are retiring from the Board effective at the Annual Meeting. We would like to thank Judy, C.S. and Larry for their many contributions to the Company over their years of service and wish them great success in their future endeavors.

     Stockholders are key participants in the governance of the Company. For this reason, we continually seek to communicate with our stockholders and seek your perspective. Since joining the Company in March 2012, CEO Mike Lawrie has regularly met with investors representing a substantial portion of our investor base to understand their perspectives.

     I would also like to thank our CSC employees for their hard work in, and dedication to, the Company’s transformation. Finally, I would like to thank you for being a stockholder and for the trust you have placed in CSC. We value your support. We encourage you to share your opinions, interests and concerns, and invite you to write to us with your reactions and suggestions to the Corporate Secretary, CSC, 3170 Fairview Park Drive, Falls Church, VA 22042.

Sincerely,
Rodney F. Chase

Chairman of the Board of Directors

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Computer Sciences Corporation

Notice of 2014 Annual Meeting of Stockholders

Wednesday, August 13, 2014
10:00 a.m., Eastern Time
Executive Briefing Center, 3170 Fairview Park Drive, Falls Church, Virginia 22042

     The 2014 Annual Meeting of Stockholders will be held on Wednesday, August 13, 2014, at 10:00 a.m. Eastern Time, at the headquarters of the Company, 3170 Fairview Park Drive, Falls Church, Virginia 22042. The purpose of the meeting is to vote on:

1.	the election of the eight director nominees named in the attached proxy statement as directors of CSC;

2.	the approval, by non-binding vote, of the Company’s executive compensation;

3.	the ratification of the appointment of independent auditors; and

4.	such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on June 16, 2014, will be entitled to vote at the meeting and any postponements or adjournments thereof.

     Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and vote as soon as possible. Information on how to vote is contained in this proxy statement. In addition, voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

By Order of the Board of Directors,

M. Louise Turilli Secretary
Falls Church, Virginia June 27, 2014

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Proxy Summary

     This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders		Meeting Agenda

Meeting Date:	August 13, 2014
  Election of eight directors

  Advisory vote to approve executive compensation

  Ratification of Deloitte & Touche LLP as our independent auditor for fiscal year 2015

  Such other business that may properly come before the meeting

Meeting Time:	10:00 a.m. Eastern Time

Admission to Meeting:	Proof of share ownership will be required to enter the CSC Annual Meeting.

Record Date:	June 16, 2014

Voting:	Stockholders as of the record
date are entitled to vote. Each
share of common stock is
entitled to one vote for each
director nominee and one vote
for each of the proposals to be
voted on.

Admission to	Proof of share ownership will
Meeting:	be required to enter the CSC
Annual Meeting.

Voting matters and vote recommendation

Matter		Vote Recommendation
Management Proposals
1.	Election of directors	FOR each nominee
2.	Advisory vote to approve executive compensation	FOR
3.	Ratification of Deloitte & Touche LLP as our independent auditor for fiscal year 2015	FOR

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Our Director Nominees

     The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

		Director		Other Public	Committee Memberships
Name	Age	Since	Independent	Boards	AC	CC	NCG	EC
David J. Barram	70	2004	•	0	M		C	M
Erik Brynjolfsson	52	2010	•	0		M	M
Rodney F. Chase	71	2001	•	3	EO	EO	EO	M
Bruce B. Churchill	56	Nominee	•	0
Nancy Killefer	60	2013	•	2		M
J. Michael Lawrie	61	2012		1				C
Brian P. MacDonald	48	2013	•	1	M		M
Sean O’Keefe	58	Nominee	•	0

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCG	Nominating Corporate Governance Committee	EO	Ex-Officio Member
EC	Executive Committee

Attendance

     Each director nominee who is a current director attended at least 75% of the aggregate of all Fiscal 2014 meetings of the Board.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

STOCKHOLDER RETURN AND FISCAL 2014 COMPENSATION

     CSC’s Total Shareholder Return (“TSR”) was 24% in Fiscal 2014. Compensation to our executive officers reflects this performance, as well as other achievements in the Company’s transformation.

Say-on-Pay Vote

     We are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. In evaluating this Say-on-Pay proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation policies and practices underlying our executive compensation program and how pay is aligned with our performance, along with the tables that follow.

     The Company’s executive compensation programs for Fiscal 2014 were designed to support the continuation of the Company’s transformation. The success of these actions can be seen in the Company’s 24% TSR for Fiscal 2014 (which led both the S&P 500 and the S&P North American Technology Services Index for the same period). We believe our compensation design contributes directly to the Company’s success by motivating and rewarding an exceptional management team and continuing to successfully:

  Encourage a performance-based culture driven by our CLEAR values,
  Base short and long-term incentive compensation on company-wide achievement and individual performance goals, and
  Align the interests of the executives with those of our stockholders.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Ratification of Independent Auditors

     At the Annual Meeting, stockholders will be asked to consider and to vote upon the ratification of the appointment of Deloitte & Touche LLP as CSC’s independent auditors. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	i

ii	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Computer Sciences Corporation

3170 Fairview Park Drive
Falls Church, Virginia 22042

June 27, 2014

PROXY STATEMENT

     We are providing these proxy materials in connection with the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Computer Sciences Corporation (“CSC” or the “Company” and sometimes referred to with the pronouns “we”, “us” and “our”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement, any accompanying proxy card or voting instruction card and our 2014 Annual Report to Stockholders (“2014 Annual Report”), which includes our 2014 Annual Report on Form 10-K, were first made available to stockholders on or about June 27, 2014. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

     We are delivering proxy materials for the Annual Meeting under the United States Securities and Exchange Commission’s “Notice and Access” rules. These rules permit us to furnish proxy materials, including this proxy statement and our 2014 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders received the Notice, which provides instructions on how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. More information about Notice and Access is set forth in “Questions and Answers about the Annual Meeting and Voting.”

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Who is soliciting my vote?

     The Board of Directors of CSC (sometimes referred to herein as the “Board”) is soliciting your vote at the 2014 Annual Meeting.

2.	When will the meeting take place?

     The Annual Meeting will be held on Wednesday, August 13, 2014 at 10:00 a.m., Eastern Time, at the headquarters of the Company, 3170 Fairview Park Drive, Falls Church, Virginia 22042.

3.	What is the purpose of the Annual Meeting?

     You will be voting on:

  the election of each of the eight director nominees as directors of CSC;

  the approval, by non-binding vote, of the Company’s executive compensation;

  the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending April 3, 2015 (“Fiscal 2015”); and

  any other business that may properly come before the meeting.
4.	What are the Board of Directors’ recommendations?

     The Board recommends a vote:

1.	for the election of each of the eight nominees for director;

2.	for the approval, on an advisory basis, of the Company’s executive compensation;

3.	for the ratification of the selection of Deloitte & Touche LLP as our independent auditors for Fiscal 2015; and

4.	for or against other matters that properly come before the Annual Meeting, as the proxy holders deem advisable.

5.	Who is entitled to vote at the Annual Meeting?

     The Board of Directors set June 16, 2014 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned CSC common stock at the close of business on June 16, 2014 may attend and vote at the Annual Meeting and any postponements or adjournments thereof.

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6.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

     Under the “Notice and Access” rules of the United States Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2014 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

7.	Can I vote my shares by filling out and returning the Notice?

     No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by (i) Internet, (ii) telephone, (iii) requesting and returning a paper proxy card or voting instruction card, or (iv) submitting a ballot in person at the meeting.

8.	Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

     If you previously elected to access proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

     If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. See http://www.icsdelivery.com/csc to request complete electronic delivery. Enrollment for electronic delivery is effective until cancelled.

9.	How many votes do I have?

     You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

     Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	3

     Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

11.	How many votes must be present to hold the Annual Meeting?

     A majority of our issued and outstanding shares entitled to vote at the Annual Meeting as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

     As of the record date there were 145,590,755 shares of CSC common stock outstanding.

12.	How many votes are required to elect directors and adopt the other proposals?

     Proposal 1 – Election of Directors. Directors are elected by a majority vote in uncontested elections. Therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of “FOR” votes must exceed the number of “AGAINST” votes). Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” any nominee; therefore, they will have no effect on the outcome of the vote on this proposal. In accordance with the Company’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. Within 30 days following the certification of the stockholder vote, the Nominating/Corporate Governance Committee will make a recommendation to the Board of Directors as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board of Directors will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.

     Proposal 2 – Advisory Vote on Executive Compensation. This proposal, which is non-binding, requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

     Proposal 3 – Ratification of Independent Auditors. This proposal requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

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13.	What if I don’t give specific voting instructions?

     Stockholders of Record. If you are a stockholder of record and you:

  Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

  Return a signed proxy card but do not indicate how you wish to vote,

then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

     Beneficial Owners. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Broker non-votes are considered present at the Annual Meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining the existence of a quorum, but are not counted for purposes of determining whether a matter has been approved. Thus, broker non-votes will not affect the outcome of the election of directors, and the approval of the Company’s executive compensation, both of which are non-routine proposals.

     If you provide instructions, your broker will vote your street name shares at the Annual Meeting with respect to (i) the election of directors and (ii) approval of the Company’s executive compensation. Therefore, you should instruct your broker how to vote. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange, your broker will not be authorized to vote your street name shares with respect to any proposal other than the ratification of the independent registered public accounting firm.

     Participants in the Matched Asset Plan (MAP). If you participate in the MAP, you will receive a voting instruction form for all shares you may vote under the plan. Under the terms of the MAP, the MAP trustee votes all shares held in the CSC Stock Fund, but each participant in the MAP may direct the trustee how to vote the shares of Company common stock allocated to his or her account. The MAP trustee will vote all unallocated shares of common stock held by the MAP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions. The deadline for returning your voting instructions to the MAP trustee is 11:59 p.m. Eastern Time on August 10, 2014.

     Confidentiality of voting instructions. Your voting instructions to the MAP Trustee will be completely confidential. In no event will your voting instructions be reported to CSC.

14.	Can I change my vote after I voted?

     Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of CSC, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	5

15.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

     It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards you receive.

16.	Are there other matters to be acted upon at the meeting?

     The Company does not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.

17.	Who is paying for the solicitation of proxies?

     CSC is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, e-mail or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of CSC stock. We have engaged the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, with respect to proxy soliciting matters at an expected cost of approximately $10,000 not including incidental expenses.

18.	What if I have any questions about voting, electronic delivery or Internet voting?

     Questions regarding voting, electronic delivery or Internet voting should be directed to Investor Relations at 800.542.3070 or e-mail address, investorrelations@csc.com.

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HOW DO I VOTE?

     Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 12, 2014.

Vote on the Internet

     If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

     You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail

     If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to CSC, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting

     The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

     The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	7

CORPORATE GOVERNANCE

     CSC is committed to maintaining the highest standards of corporate governance, which we believe is essential for sustained success and long-term stockholder value. In light of this goal, the Board oversees, counsels and directs management in the long-term interests of the Company and our stockholders. The Board’s responsibilities include, but are not limited to:

  overseeing the management of our business and the assessment of our business risks;

  overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;

  reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions; and

  overseeing our talent management and succession planning.

     The Board discharges its responsibilities through regularly scheduled meetings as well as through telephonic meetings, action by written consent and other communications with management as appropriate. CSC expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of the Company’s stockholders at which they are standing for election or re-election as directors. During the fiscal year ended March 28, 2014 (“Fiscal Year 2014” or “Fiscal 2014”), the Board held 5 meetings. During Fiscal 2014, the Audit Committee held 8 meetings, the Compensation Committee held 6 meetings, the Nominating/Corporate Governance Committee held 4 meetings and the Executive Committee did not hold any meetings. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the board on which he or she served during Fiscal 2014. Each of the directors then serving attended the 2013 Annual Meeting of Stockholders.

     Governance is a continuing focus at CSC, starting with the Board and extending to all employees. In this section, we describe some of our key governance policies and practices. In addition, we solicit feedback from our stockholders on governance and executive compensation practices and engage in discussions with various groups and individuals on governance issues and improvements.

Corporate Governance Guidelines

     The Board has long adhered to governance principles designed to assure excellence in the execution of its duties and regularly reviews the Company’s governance policies and practices. These principles are outlined in CSC’s Corporate Governance Guidelines (the “Guidelines”), which, in conjunction with our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), Amended and Restated Bylaws (“Bylaws”), Code of Business Conduct (“Code of Conduct”), Board committee charters and related policies, form the framework for the effective governance of CSC.

     The full text of the Guidelines, the charters for each of the Board committees, the Code of Conduct, the Equity Grant Policy, the Related Party Transactions Policy and Clawback Policy are available on CSC’s Website, www.csc.com, under “Corporate Governance.” These materials are also available in print to any person, without charge, upon request, by calling 800.542.3070 or writing to:

Investor Relations
CSC
3170 Fairview Park
Drive Falls Church, Virginia 22042

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Board Leadership Structure

     Mr. Rodney F. Chase serves as the Chairman of our Board of Directors. Our independent directors determined that it is in the best interests of the stockholders of the Company to separate the roles of Chairman and CEO after thoughtful and rigorous consideration of its governance structure. Separating the roles of Chairman and CEO creates clear and unambiguous lines of authority. This strong counter balancing structure allows the Board to focus on corporate governance and oversight and the CEO to focus on the Company’s business.

Board Leadership Structure

  Separation of Chairman and CEO roles
  Non-executive Chairman of the Board, Rodney F. Chase
  Strong Committee Chairs
  Active engagement by all Directors, including the independent Directors

The Board believes that this structure provides effective oversight of management.

     CSC’s governance processes include executive sessions of the independent directors before and after every board meeting, annual evaluations by the independent directors of the CEO’s performance, succession planning, annual Board and committee self assessments and the various governance processes contained in the Guidelines and the Board committee charters.

Director Independence

     Independent Directors. The Board assesses the independence of our directors and examines the nature and extent of any relations between the Company and our directors, their families and their affiliates. The Guidelines provide that a director is “independent” if he or she satisfies the New York Stock Exchange (“NYSE”) requirements for director independence (as set forth in Appendix A) and the Board of Directors affirmatively determines that the director has no material relationship with CSC (either directly, or as a partner, stockholder or officer of an organization that has a relationship with CSC). In Fiscal 2014, the Board determined that, with the exception of our CEO, each of the remaining eight directors – David J. Barram, Erik Brynjolfsson, Rodney F. Chase, Judith R. Haberkorn, Chong Sup Park, Nancy Killefer, Brian MacDonald and Lawrence A. Zimmerman – is independent.

     Independent Director Meetings. The non-management directors regularly meet in executive session prior to the commencement and/or after the conclusion of each regularly scheduled Board meeting, and meet at such additional times as they may determine.

     Committee Independence Requirements. All members serving on the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent as defined by the Guidelines. In addition, Audit Committee members must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees and each Compensation Committee member must be a “non-employee director” pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	9

Oversight of Risk Management

     We believe our Board leadership structure supports a risk-management process in which senior management is responsible for our day-to-day risk-management processes and the Board provides oversight of our risk management. As part of its oversight responsibility, the Board oversees and maintains the Company’s governance and compliance processes and procedures to promote high standards of responsibility, ethics and integrity.

     Management Role. In order for the Company to identify and mitigate the Company’s risk exposures, the Company has established an Enterprise Risk Management (“ERM”) function to (i) identify risks in the strategic, operational, financial reporting and compliance domains, for the Company as a whole, as well as for each operating unit, and (ii) evaluate the effectiveness of existing mitigation strategies. The ERM function reports to the CFO, and coordinates and reviews assessments of internal processes and controls for ongoing compliance with internal policies and legal regulatory requirements. The ERM function periodically reports potential areas of risk to the Board and its committees.

     During Fiscal 2013, CSC centralized ownership of our enterprise risk, issue, and opportunity management framework under a single executive owner. We are developing and deploying globally consistent processes, definitions, and tools to proactively address operational, financial, compliance and strategic risks, issues, and opportunities.

     Board Role. The Board has overall responsibility for oversight of risk and assesses our strategic and operational risks throughout the year on an ongoing basis. Senior management regularly reports on the opportunities and risks faced by the Company in the markets in which the Company conducts business.

     Committee Role. In fulfilling its oversight role, the Board delegates certain risk management oversight responsibility to the Board’s committees. The committees meet regularly and report any significant issues and recommendations discussed during the committee meetings to the Board. Specifically, each committee fulfills the following oversight roles:

  The Audit Committee oversees risks related to accounting, financial reporting processes and internal controls of the Company as well as reviews the Company’s policies and practices with respect to risk assessment and risk management. During the Audit Committee review, the Committee discusses the Company’s major risk exposures and the steps that have been taken to monitor and control such exposures with management and meets separately with management, internal auditors and independent auditors. The Audit Committee reports the results of its review to the Board.

  The Compensation Committee monitors the risks associated with succession planning and leadership development as well as compensation plans, including evaluating the effect that the Company’s executive and sales compensation plans may have on decision making.

  The Nominating/Corporate Governance Committee monitors the risks related to the Company’s governance structure and process. The Nominating/Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating/Corporate Governance Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our annual Board evaluation.
10	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Compensation and Risk

     During Fiscal 2014, CSC management reviewed its executive, sales and non-executive (non-sales) compensation programs. Management determined that none of its compensation programs encourages or creates unnecessary risk taking, and none is reasonably likely to have a material adverse effect on the Company. In conducting this assessment, CSC inventoried its executive, non-executive and sales plans and programs and analyzed the components and design features of these programs in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee. Overall, CSC concluded that (1) CSC’s executive compensation programs provide a mix of awards with performance criteria and design features that mitigate excessive risk taking; (2) non-executive employee (non-sales) arrangements are primarily fixed compensation (salary and benefits) with limited incentive opportunity and do not encourage excessive risk taking; and (3) sales force compensation has been more closely aligned to total contract value. In Fiscal 2014, the Company further aligned its annual incentive compensation plans and its sales compensation plans to support the Company’s transformation. The design of the annual incentive compensation program was revised to emphasize near-term revenue and extend the payout scale to a maximum potential payout of 200% of target for all NEOs other than Mr. Lawrie. In Fiscal 2014, Operating Income and Client Satisfaction were included as a performance measure in all sales incentive compensation plans. Account general managers were also assigned specific goals such as total contract value, revenue and operating income for their assigned accounts.

Equity Ownership Guidelines

     Under stock ownership guidelines adopted by the Board, Board members, other than the CEO, have an equity ownership requirement of five times their annual retainer to be achieved over a three-year period. Restricted stock units, as well as directly held shares, are taken into account for purposes of determining whether requirements have been met. In Fiscal 2014, stock ownership guidelines for the executive officers, including the CEO, were strengthened and are described under “Compensation Discussion and Analysis – Additional Compensation Policies - Equity Ownership Guidelines.”

Talent Management and Succession Planning

     The Company’s Compensation Committee and Board are actively engaged and involved in succession planning and talent management and they engage annually in a review of succession plans in August. The annual review focuses on emerging talent and key positions at the executive officer and operating unit leadership level that are important to the execution of the Company’s strategic priorities and are critical to achieving the Company’s business goals. The Compensation Committee is also updated on issues relating to the overall workforce such as diversity, health and welfare benefits, performance management, turnover, attrition and engagement.

Director Education

     The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally-offered programs.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	11

Oversight of Related Party Transactions

     The Company has adopted a written policy requiring the approval of the Nominating/Corporate Governance Committee of all transactions in excess of $120,000 between the Company and any related person (“Interested Transactions”). For the purposes of this policy, a related person is any person who was in any of the following categories at any time during Fiscal 2014:

  A director or executive officer of the Company;

  Any nominee for director;

  Any immediate family member of a director or executive officer, or of any nominee for director. Immediate family members are any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director; and

  Any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:

    Any beneficial owner of more than 5% of the Company’s common stock; or

    Any immediate family member of any such beneficial owner, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such security holder.

     A transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

     In determining whether to approve an interested transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Nominating/Corporate Governance Committee.

     There have been no transactions since March 30, 2013 (i.e., the first day of Fiscal 2014), nor are there any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, which required the approval of the Nominating/Corporate Governance Committee under the Company’s interested transaction policy or in which any related person had, has or will have a direct or indirect material interest and which is required to be disclosed under applicable SEC rules.

12	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Code of Ethics and Standards of Conduct

     CSC is committed to high standards of ethical conduct and professionalism, and our Code of Business Conduct (the “Code of Conduct”) confirms our commitment to ethical behavior in the conduct of all CSC activities and reflects our CLEAR values. The Code of Conduct applies to all directors, all officers (including our CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”)) and employees of CSC and it sets forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of CSC and customer property and providing a proper and professional work environment. We maintain a worldwide toll-free and internet-based helpline, the CSC OpenLine, which employees can use to communicate any ethics-related concerns, and we provide training on ethics and compliance topics for all employees. The CSC OpenLine is administered by a third-party provider. The ethics and compliance function resides in the Ethics and Compliance Office and is managed by CSC’s Chief Ethics and Compliance Officer.

     In Fiscal 2014, there were no waivers of any provisions of the Code of Conduct for the CEO, CFO or CAO. In the event the Company amends or waives any of the provisions of the Code of Conduct applicable to our CEO, CFO and CAO that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the 1934 Act, the Company intends to disclose these actions on the Company website.

Board Diversity

     The Company’s policy on Board diversity is set forth in the Guidelines, which provide that Board membership should reflect diversity in many respects, by including, for example, persons diverse in geography, gender and ethnicity. In addition, the Nominating/Corporate Governance Committee seeks to maintain a mix of individuals who possess experience in the sectors in which the Company operates, such as international business, technology, health care, government service and public policy, as well as those having backgrounds as executives in operations, finance, accounting, marketing and sales. The Nominating/Corporate Governance Committee deems this policy to be effective.

Mandatory Retirement of Directors

     Under our Bylaws, directors must retire by the close of the first annual meeting of stockholders held after they reach age 72, unless the Board determines that it is in the best interests of CSC and its stockholders for the director to continue to serve until the close of a subsequent annual meeting.

Resignation of Employee Directors

     Under the Guidelines, the CEO must offer to resign from the Board when he or she ceases to be a CSC employee.

Communicating with the Board or the Chairman

     Stockholders and other interested parties may communicate with the Board, individual directors, the non-management directors as a group, or with the non-executive Chairman, by writing in care of the Corporate Secretary, Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042. The Corporate Secretary reviews all submissions and forwards to members of the Board all appropriate communications that in his judgment are not offensive or otherwise objectionable and do not constitute commercial solicitations.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	13

BOARD STRUCTURE AND COMMITTEE COMPOSITION

     As of the date of this proxy statement, the Board has nine directors and four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee.

     Each director serving on the Audit Committee, Compensation Committee or Nominating/Corporate Governance Committee must be independent. A majority of the members of the Executive Committee are independent. In addition:

  Each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Audit Committee. One member of the Audit Committee serves on no other public company audit committee, one serves on one other public company audit committee and one serves on three other public company audit committees. The Board has determined that such simultaneous service does not impair the ability of the members of the Audit Committee who serve on the other public company audit committees to effectively serve in their CSC Audit Committee roles.

  Messrs. Barram, MacDonald and Zimmerman each qualifies as an “audit committee financial expert”, for purposes of the rules of the SEC, and all members of the Committee are financially literate. Mr. Zimmerman has advised the Company that he will not be standing for re-election when his current term expires at the Annual Meeting. Mr. Zimmerman’s decision not to stand for re-election was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Bruce B. Churchill, a nominee for election to the Board at the Annual Meeting, has extensive experience in corporation finance and accounting, including as former Chief Financial Officer of DIRECTV. If elected, Mr. Churchill will serve on the Company’s Audit Committee.

  Each Compensation Committee member must be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each committee member satisfies all applicable requirements for membership on that committee. Ms. Judith R. Haberkorn and Dr. Chong Sup Park have advised the Company that they will not be standing for re-election when their current terms expire at the Annual Meeting. Ms. Haberkorn’s and Dr. Park’s decision not to stand for re-election was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Honorable Sean O’Keefe, a nominee for election to the Board at the Annual Meeting, has extensive experience in executive compensation matters, including as former Chief Financial Officer of the Department of Defense and as Chief Executive Officer of Airbus Group, Inc. If elected, Mr. O’Keefe will serve on the Company’s Compensation Committee.

  The current committee membership, the number of meetings during the last fiscal year and the function of each of the standing committees are described below.
14	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Audit Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2014 Meetings
Audit	Lawrence A. Zimmerman (Chairman) David J. Barram Rodney F. Chase, ex-officio Brian P. MacDonald
➢ Oversees financial reporting, accounting, control and compliance matters.
➢ Appoints and evaluates the independent auditor.
➢ Reviews with the internal and independent auditors the scope, results and adequacy of their audits and effectiveness of internal controls.
➢ Reviews material financial disclosures.
➢ Pre-approves all audit and permitted non-audit services.
➢ Annually reviews the Company’s compliance programs and receives regular updates about compliance matters.
➢ Annually reviews the Company’s disclosure controls and procedures.
➢ Reviews, and makes recommendations to the Board about related person transactions.
8

     Anyone with questions or complaints regarding accounting, internal accounting controls or auditing matters may communicate them to the Audit Committee by calling CSC’s Open Line available at http://www.cscopenline.ethicspoint.com. Calls may be confidential or anonymous. All such questions and complaints will be forwarded to the Audit Committee for its review and will be simultaneously reviewed and addressed under the direction of the Director, Internal Audit. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern communicated to it. The Code of Conduct prohibits retaliation against CSC employees for any report or communication made in good faith through the Open Line.

Compensation Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2014 meetings
Compensation	Judith R. Haberkorn (Chairman) Chong Sup Park Rodney F. Chase, ex-officio Erik Brynjolfsson Nancy Killefer	➢ Approves and recommends full Board approval of the CEO’s compensation based upon an evaluation of his performance by the independent directors. ➢ Reviews and approves senior management’s compensation. ➢ Administers incentive and equity compensation plans and, in consultation with senior management, approves compensation policies. ➢ Reviews executive compensation disclosures and the annual compensation risk assessment.	6

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	15

     Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during Fiscal 2014, or at any other time, one of our officers or employees. No executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee or Board. For information regarding certain related party transactions, see “Oversight of Related Party Transactions.”

Nominating/Corporate Governance Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2014 meetings
Nominating/ Corporate Governance	David J. Barram (Chairman) Erik Brynjolfsson Judith R. Haberkorn Brian P. MacDonald Rodney F. Chase, ex-officio	➢ Monitors the Board’s structure and operations. ➢ Sets criteria for Board membership. ➢ Searches for and screens candidates to fill Board vacancies and recommends candidates for election. ➢ Evaluates Director and Board performance and assesses Board composition and size. ➢ Evaluates the Company’s corporate governance process. ➢ Recommends to the Board whether to accept the resignation of incumbent Directors that fail to be re-elected in uncontested elections.	4

Executive Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2014 meetings
Executive	J. Michael Lawrie (Chairman) David J. Barram Rodney F. Chase	➢ Assists the CEO in making decisions on how best to progress the strategy set by the Board between Board meetings. ➢ Assists in time sensitive decision-making to achieve strategic objectives. ➢ Assists in implementation of strategy set by the Board.	0

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DIRECTOR COMPENSATION

     Mr. Lawrie, as CEO and an employee director, does not receive any separate compensation for his Board activities. The following table sets forth the annual retainer and attendance fees paid to our non-employee directors.

Fiscal 2014 Director Retainers and Fees
Annual Retainer[1]	$90,000
Annual Equity Award[2]	$135,000
Non-Executive Chairman Retainer[1]	$150,000
Audit Committee Chairman Retainer[1]	$20,000
Compensation Committee Chairman Retainer[1]	$15,000
Nominating/Corporate Governance Committee Chairman Retainer[1]	$10,000
Committee Member Retainer[1]	$10,000
Additional Meeting Attendance Fee[1,3]	$2,500 per meeting

1.	Amounts payable in cash may be deferred pursuant to the Company’s Deferred Compensation Plan, which is described further below in this proxy statement.

2.	Restricted stock unit awards awarded in Fiscal 2014 vest in full at the 2014 Annual Meeting and are automatically redeemed for CSC stock and dividend equivalents. In addition, restricted stock units vest in full upon a change in control of the Company. For the Chairman, the annual equity award had a value of $350,000 for Fiscal Year 2014.

3.	For meetings, special projects and assignments involving travel, once a Director has exceeded (i) an aggregate of 8 Board meetings, projects and assignments or (ii) an aggregate of Committee meetings, projects and assignments equal to 6 times the number of Committees on which the Director serves.

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     The following table sets forth for each of the non-management directors certain information with respect to compensation earned in Fiscal 2014.

Name (a)	Fees Earned[1] or Paid in Cash (b)	Stock Awards[2] (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] (f)	All Other Compensation (g)	Total (h)
Irving W. Bailey, II4	$36,957	$–	$–	$26,762	$63,719
David J. Barram	130,000	134,030	–	–	264,030
Stephen L. Baum[4]	40,652	–	–	24,765	65,417
Erik Brynjolfsson	110,000	134,030	–	–	244,030
Rodney F. Chase[5]	150,000	350,540	–	–	500,540
Judith R. Haberkorn	127,500	134,030	–	–	261,530
Nancy Killefer[6]	61,630	134,030	–	–	195,660
Brian MacDonald[6]	61,630	134,030	–	–	195,660
Chong Sup Park	100,000	134,030	–	–	234,030
Lawrence A. Zimmerman	125,000	134,030	–	–	259,030
____________________

1.	Column (b) reflects all cash compensation earned during Fiscal 2014, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

2.	Each Non-Employee Director as of the close of the Corporation’s 2013 Annual Meeting of Stockholders on August 13, 2013, received 2,600 Restricted Stock Units (“RSUs”) determined using the following method (i) dividing $135,000 by the closing price of the Corporation’s Common Stock on the New York Stock Exchange Composite Tape on the grant date of August 16, 2013 by $51.55 and (ii) rounding the result to the nearest multiple of 100. Column (c) reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Compensation - Stock Compensation (“FASB ASC Topic 718”) in connection with the RSUs granted on August 16, 2013 to the directors then serving. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Note 1 of the Consolidated Financial Statements in the Company’s 2014 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. The RSUs vest in full at the 2014 Annual Meeting and are automatically redeemed for CSC Stock and dividend equivalents. The aggregate number of stock awards outstanding for each director at fiscal year-end is as follows:

Name	Aggregate Stock Awards Outstanding as of March 28, 2014
David J. Barram	27,300
Erik Brynjolfsson	12,800
Rodney F. Chase	46,340
Nancy Killefer	2,600
Brian MacDonald	2,600
Judith R. Haberkorn	21,200
Chong Sup Park	21,900
Lawrence A. Zimmerman	6,900

18	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

3.	Column (f) reflects that portion of the interest credited to the director during Fiscal Year 2014 under the Deferred Compensation Plan is considered to be at above-market rates pursuant to SEC rules. As of January 1, 2013, our Deferred Compensation Plan has not offered above market earnings as defined by SEC regulations. Earnings have been based on participants’ selections of four notional investment options in which outside investors may elect to invest directly through contacting the investment managers. The non-management directors do not have a pension plan.

4.	In Fiscal 2014, such Director served on the Board until the Annual Meeting of Stockholders held on August 13, 2013.

5.	In Fiscal 2012, the Board, on the recommendation of the Compensation Committee, approved the compensation arrangement for Rodney F. Chase, who assumed the role of non-executive Chairman of the Board for a two-year term. The annual compensation is as follows: a $150,000 cash retainer and an award of restricted stock units granted August 16, 2013 having a value of $350,000 for Fiscal Year 2014.

6.	Elected to the Board at the 2013 Annual Meeting of Stockholders held on August 13, 2013.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	19

PROPOSAL 1 - ELECTION OF DIRECTORS

     Our Board of Directors has nominated eight persons for election as directors at the 2014 Annual Meeting to hold office until their successors have been elected and qualified. Under our Bylaws, directors must retire by the close of the first annual meeting of stockholders held after they reach age 72, unless the Board determines that it is in the best interests of CSC and its stockholders for the director to continue to serve until the close of a subsequent annual meeting.

     Directors are elected by a majority vote in uncontested elections; therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of “FOR” votes must exceed the number of “AGAINST” votes). In accordance with the Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee.

     It is intended that the accompanying proxy, if executed and returned with no voting instructions indicated, will be voted for the election to the Board of the eight director nominees in this proxy statement.

Director Nomination Process

     The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous diverse factors including independence, experience, age and gender and ethnic diversity. In addition, the Board believes that current and potential directors collectively should possess the following mix of skills and attributes:

  Professional and personal ethics and values

  Senior level management or operations experience

  Government and public policy experience

  Experience in major academic institution

  Public company governance experience
  International business experience

  Financial literacy and expertise

  Experience in areas of CSC’s business

  Independence

     In evaluating potential director nominees, the Nominating/Corporate Governance Committee considers each of these attributes. The Committee then considers the contribution they would make to the quality of the Board’s decision making and effectiveness. The Board has identified Mr. Bruce B. Churchill and the Honorable Sean O’Keefe as nominees for election as independent members of the Board of Directors at the Annual Meeting. Messrs. Churchill and O’Keefe were recommended as nominees to the Board by the Nominating/Corporate Governance Committee. Messrs. Churchill and O’Keefe have accepted their nominations and have agreed to serve as directors if elected.

     The Nominating/Corporate Governance Committee will also consider potential director candidates recommended by stockholders as described under “Business for 2015 Annual Meeting” at the end of this Proxy Statement. The Committee has retained from time to time third-party search firms to identify qualified director candidates and to assist the Committee in evaluating candidates that have been identified by others.

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2014 Director Nominees

     The biographies of each of the nominees below contains information as of the date of this proxy statement regarding the person’s service as a director, director positions held currently or at any time during the last five years and skills, experience and qualifications that led to the conclusion that such person should serve as one of our directors.

     Each of the nominees has a strong reputation and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, such as technology, financial services, international business and government, as well as key geographic markets where it operates. Each of the nominees holds or has held senior executive positions in large, complex organizations or has relevant operating experience or experience in a major academic institution. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, thought leadership, executive management and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies.

     The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience and thought, and the commitment to devote significant time and energy to service on the Board and its Committees. A chart summarizing the attributes and skills of the Board as a whole is set forth further below.

David J. Barram Age: 70 Director Since: 2004	CSC Committees: Audit Nominating/Corporate Governance (Chair) Executive	Private Directorships: Quisk, Inc.

Mr. Barram is director of Quisk, Inc. (formerly Mobibucks Corporation), a provider of mobile payments and digital currency solutions, worldwide. Prior to his service as director, Mr. Barram served as Chief Executive Officer of Mobibucks from 2006 to 2007 and Administrator of the U.S. General Services Administration, retired as of 2000. Mr. Barram also served as a director of Pope & Talbot, Inc., from 2001 to 2008, and NetIQ Corporation, from 2002 to 2006. He was also chairman of Mobibucks from 2007 to 2012.

Skills and Qualifications:

  Senior Level Management Experience: Former Chief Financial Officer of Silicon Graphics and Apple Computer
  Public Company Governance Experience: Experience as a director in two other public companies in addition to CSC
  Government and Public Policy Experience: Former Administrator of the U.S. General Services Administration and Former Deputy Secretary, U.S. Department of Commerce
  Experience in CSC’s Business Areas: Extensive executive experience in the technology sector
  Financial Literacy: Former Chief Financial Officer of two public companies

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	21

Erik Brynjolfsson Age: 52 Director Since: 2010	CSC Committees: Compensation Nominating/Corporate Governance

Dr. Brynjolfsson is the Schussel Family Professor at the MIT Sloan School. Dr. Brynjolfsson also serves as the director of the MIT Center for Digital Business, since 2002, a research associate at the National Bureau of Economic Research, since 2006, and the Chairman of the MIT Sloan Management Review, since 2007. Dr. Brynjolfsson lectures worldwide on technology strategy, productivity and intangible assets. Dr. Brynjolfsson served as a director of CSK Corporation from 2006 to 2008.

Skills and Qualifications:

  Public Company Governance Experience: Experience as a director of a public company in addition to CSC
  Major Academic Institution Experience: Professor at the MIT Sloan School; director of the MIT Center for Digital Business
  Experience in CSC’s Business Areas: Internationally recognized expert in technology strategy, productivity and intangible assets and director of the MIT Center for Digital Business

Rodney F. Chase, Non-executive Chair Age: 71 Director Since: 2001	CSC Committees: Audit (ex officio) Nominating/Corporate Governance (ex officio) Compensation (ex officio) Executive	Public Directorships: Tesoro Corporation Genel Energy Ltd Hess Corporation

Mr. Chase assumed the role of non-executive Chairman of the Board of CSC on March 19, 2012. He served as non-executive chairman of Petrofac Ltd., a provider of facilities solutions to the oil and gas industry, from 2005 to 2011. He is also the former Deputy Group Chief Executive and Managing Director of BP p.l.c., an oil and gas company, serving from 1992 to 2003. Mr. Chase served as Deputy Chairman of Tesco p.l.c., from 2002 to 2010, a director of Nalco Company from 2005 to 2011 and a director of Tesoro Corporation since 2005. He has served as non-executive Chairman of Genel Energy Ltd since 2011. He has also served as a director of Hess Corporation since 2013.

Skills and Qualifications:

  Senior Level Management Experience: Former Deputy Chief Executive and Managing Director of a major worldwide public company
  Public Company Governance Experience: Experience as a director in four other public companies in addition to CSC
  International Business Experience: Extensive chief executive and operational experience in a major international energy company
  Experience in CSC’s Business Areas: Extensive experience in the energy industry

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Bruce Churchill Age: 56 Director Nominee

Mr. Churchill has served as the Executive Vice President of DIRECTV and President of DIRECTV Latin America LLC. He also served as Chief Financial Officer of the DIRECTV from January 2004 to March 2005. Prior to joining DIRECTV, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

Skills and Qualifications:

  Senior Level Management Experience: Executive Vice President of DIRECTV, a provider of digital television entertainment in the United States, Latin America and Asia
  International Business Experience: Extensive experience as an operating executive in Latin America and Asia
  Experience in CSC’s Business Areas: Extensive experience as an executive vice president and chief financial officer in an international digital entertainment company
  Financial Literacy: Extensive experience in corporation finance and accounting, including as former Chief Financial Officer of publicly traded international digital entertainment companies

Nancy Killefer Age: 60 Director Since: 2013	CSC Committees: Compensation	Public Directorships: Advisory Board Company Avon Products Inc.

Ms. Killefer is Director Emeritus at McKinsey & Company, Inc., a global management consulting firm. She joined McKinsey in 1979 and led the Public Sector Practice from 2006. From 1997 to 1999, Ms. Killefer served as Assistant Secretary for Management and Chief Financial Officer to the U.S. Department of Treasury. She rejoined McKinsey in 1999 and served as Director from December 1999 to August 2013.

Skills and Qualifications:

  Senior Level Management Experience: Partner at global consulting firm
  Public Company Governance Experience: Experience as a director in two other public companies in addition to CSC
  Experience in CSC’s Business Areas: Extensive experience as a partner in a global consulting firm and as a chief financial officer of a government agency
  Government and Public Policy Experience: Former chief financial officer of the U.S. Department of Treasury

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	23

J. Michael Lawrie Age: 61 Director Since: 2012	CSC Committees: Executive (Chair)	Public Directorships: Juniper Networks, Inc. Private Directorships: Drexel University

Mr. Lawrie became a member of the Board of Directors on February 7, 2012 and President and Chief Executive Officer of CSC on March 19, 2012. Prior to joining CSC, he served as Chief Executive Officer of UK-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to March 2012. From 2008 to 2010, Mr. Lawrie also served as the Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions. Prior to that, Mr. Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm, from 2005 to 2006. He served as Chief Executive Officer of Siebel Systems, Inc., an international software and solutions company, from 2004 to 2005. Previously, Mr. Lawrie spent 27 years with IBM where he held various leadership positions, including Senior Vice President and Group Executive, responsible for sales and distribution of all IBM products and services worldwide; General Manager for operations in Europe, the Middle East and Africa; and General Manager of Industries for the Asia Pacific. Mr. Lawrie is the lead independent, non-executive Director of Juniper Networks, Inc., and is also a Trustee of Drexel University, Philadelphia, Pennsylvania.

Skills and Qualifications:

  Senior Level Management Experience: Former Chief Executive Officer of Misys plc and Siebel Systems, Inc. Former Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc.
  Public Company Governance Experience: Experience as a former director of Allscripts-Misys Healthcare Solutions, Inc. and a director of Juniper Networks, Inc.
  International Business Experience: Extensive international experience as chief executive of a leading global IT solutions provider to the financial services industry
  Experience in CSC’s Business area: Extensive experience in the IT sector

24	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Brian Patrick MacDonald Age: 48 Director Since: 2013	CSC Committees: Audit	Public Directorships: Ally Financial Inc.

Brian MacDonald was appointed the Chief Executive Officer of Hertz Equipment Rental Corporation (HERC) in June 2014. Prior to HERC, he served as President and Chief Executive Officer of ETP Holdco Corporation from October 2012 to June 2013. Prior to Energy Transfer Partners’ acquisition of Sunoco, Inc., in October 2012, Mr. MacDonald served as Chairman, President and Chief Executive Officer of Sunoco, Inc., a leading logistics and retail company based in Philadelphia, Pennsylvania.

Mr. MacDonald joined Sunoco in August 2009 as Senior Vice President and Chief Financial Officer. Prior to joining Sunoco, he was Chief Financial Officer for Dell’s commercial business unit. Before becoming the commercial business unit’s CFO in 2008, he served as Corporate Vice President and Treasurer and led Dell’s mergers and acquisitions organization and global treasury group. Prior to joining Dell, Mr. MacDonald worked at General Motors Corporation and held a variety of positions in financial management, including Deputy CFO for Isuzu Motors Limited. From 1998 to 2000, he served as Treasurer of GM Canada.

Skills and Qualifications:

  Senior Level Management Experience: Chief Executive Officer of a major energy and equipment rental company
  Public Company Governance Experience: Experience as a director in three other public companies in addition to CSC
  International Business Experience: Extensive chief executive and operational experience in major international public companies
  Experience in CSC’s Business Areas: Extensive experience in the energy, manufacturing and IT industries
  Financial Literacy: Extensive experience in corporation finance and accounting, including as former Chief Financial Officer of a publicly traded worldwide energy company

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	25

Hon. Sean O’Keefe Age: 58 Director Nominee	Public Directorships: Battelle Memorial Institute

The Honorable Sean O’Keefe is the former Chairman of the Board and Chief Executive Officer of Airbus Group Inc., the U.S. based corporate division of the Airbus Group, a global leader in aerospace, defense, space and related services. He served as Chairman and Chief Executive Officer of Airbus Group, Inc. from 2009 to 2014. Prior to joining Airbus Group, Inc., Mr. O’Keefe served as a company officer and Vice President of the General Electric Company in the Technology Infrastructure sector from 2008 to 2009. Before joining the GE team, he served as Chancellor of the Louisiana State University (“LSU”), in Baton Rouge, Louisiana. Prior to leading LSU, he served as the tenth Administrator of the National Aeronautics and Space Administration (“NASA”), following service on the White House staff as Deputy Assistant to President George W. Bush and Deputy Director of the Office of Management and Budget. Additionally, during the George H.W. Bush administration, Mr. O’Keefe was Secretary of the Navy after serving as Comptroller and CFO of the Department of Defense. Mr. O’Keefe served as a director of J. Ray McDermott from 1995 to 2000, DuPont from 2005 to 2008 and Sensis Corporation from 2005 to 2011. He also serves as a director and Chairman of the Audit Committee of Battelle Memorial Institute, a non-profit research and development organization. He is also Chancellor Emeritus of Louisiana State University.

Skills and Qualifications:

  Senior Level Management Experience: Former Chairman and Chief Executive Officer of Airbus Group, Inc., a global corporate, aerospace, defense and space enterprise
  Government and Public Policy Experience: Former Presidential appointee - 10th Administrator of the National Aeronautics and Space Administration; Deputy Assistant to President George W. Bush and Deputy Director of the Office of Management and Budget; Secretary of the Navy; Comptroller and Chief Financial Officer of the Department of Defense
  Major Academic Institution Experience: Former Chancellor of Louisiana State University and A&M College
  Public Company Governance Experience: Experience as a director in two public companies other than CSC
  Experience in CSC’s Business Areas: Extensive executive experience in the defense and aerospace sectors
  Financial Literacy: Former Chief Financial Officer of the Department of Defense and former audit committee member of various public companies

26	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     Set forth below is a chart of the specific qualifications, attributes, skills and experience of the Board as a whole. While we look to each director or nominee to be knowledgeable in these areas, and “•” indicates that an item is a specific qualification, attribute, skill or experience that the director brings to the Board, the lack of a “•” for a particular item does not mean that the director or nominee does not possess that qualification, attribute, skill or experience:

Summary of Director Qualifications and Experience

Professional and Personal Ethics and Values is important given the critical role that ethics plays in the success of our business	•	•	•	•	•	•	•	•
Senior Level Management or Operations Experience signifies strong leadership qualities and an understanding of operating plans and strategies	•		•	•	•	•	•	•
Government and Public Policy Experience is relevant to the Company’s role as a major government contractor	•				•			•
Major Academic Institution Experience brings perspective regarding organizational management and academic research relevant to the Company’s business		•				•		•
Public Company Governance Experience supports our goals of strong accountability, transparency and protection of stockholder interests	•	•	•	•	•	•	•	•
International Business Experience is important in understanding and reviewing our global business and strategy			•	•	•	•	•	•
Experience in CSC’s Business Areas is relevant to an understanding of the industries served by the Company	•	•	•	•	•	•	•	•
Financial Literacy and Expertise is important in understanding and overseeing our financial reporting and internal controls	•	•	•	•	•	•	•	•
Independence is important to insure the effective oversight of management of the Company	•	•	•	•	•		•	•

The Board of Directors recommends a vote FOR each of its eight director nominees.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	27

CERTAIN LITIGATION

     As previously disclosed, the Company initiated an investigation into out of period adjustments resulting from certain accounting errors in its former Managed Services Sector (MSS) segment, primarily involving accounting irregularities in the Nordic region. Initially, the investigation was conducted by Company personnel, but outside Company counsel and forensic accountants retained by such counsel later assisted in the Company’s investigation. On January 28, 2011, the Company was notified by the SEC’s Division of Enforcement that it had commenced a formal civil investigation relating to these matters, which investigation has been expanded to other matters subsequently identified by the SEC, including matters specified in subpoenas issued to the Company from time to time by the SEC’s Division of Enforcement as well as matters under investigation by the Audit Committee, as further described below. The Company is cooperating in the SEC’s investigation.

     On May 2, 2011, the Audit Committee commenced an independent investigation into the matters relating to the former MSS segment and the Nordic region, matters identified by subpoenas issued by the SEC’s Division of Enforcement, and certain other accounting matters identified by the Audit Committee and retained independent counsel to represent CSC on behalf of, and under the exclusive direction of, the Audit Committee in connection with such independent investigation. Independent counsel retained forensic accountants to assist with their work. Independent counsel also represents CSC on behalf of, and under the exclusive direction of, the Audit Committee in connection with the investigation by the SEC’s Division of Enforcement.

     The Audit Committee’s investigation was expanded to encompass (i) the Company’s operations in Australia, (ii) certain aspects of the Company’s accounting practices within its Americas Outsourcing operation, and (iii) certain of the Company’s accounting practices that involve the percentage-of-completion accounting method, including the Company’s contract with the U.K. National Health Service (NHS). In the course of the Audit Committee’s expanded investigation, accounting errors and irregularities were identified. As a result, certain personnel have been reprimanded, suspended, terminated and/or have resigned. The Audit Committee determined in August 2012 that its independent investigation was complete. The Audit Committee instructed its independent counsel to cooperate with the SEC’s Division of Enforcement by completing production of documents and providing any further information requested by the SEC’s Division of Enforcement.

     In addition to the matters noted above, the SEC’s Division of Enforcement is continuing its investigation involving its concerns with certain of the Company’s prior disclosures and accounting determinations with respect to the Company’s contract with the NHS and the possible impact of such matters on the Company’s financial statements for years prior to the Company’s current fiscal year. The Company and the Audit Committee and its independent counsel are continuing to respond to SEC questions and to cooperate with the SEC’s Division of Enforcement in its investigation of prior disclosures and accounting determinations with respect to the Company’s contract with the NHS. The SEC’s investigative activities are ongoing.

     In addition, the SEC’s Division of Corporation Finance has issued comment letters to the Company requesting, among other things, additional information regarding its previously disclosed adjustments in connection with the above-referenced accounting errors, the Company’s conclusions relating to the materiality of such adjustments, and the Company’s analysis of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting. The SEC’s Division of Corporation Finance’s comment letter process is ongoing, and the Company is continuing to cooperate with that process.

     The investigation being conducted by the SEC’s Division of Enforcement and the review of the Company’s financial disclosures by the SEC’s Division of Corporation Finance are continuing and could identify other accounting errors, irregularities or other areas of review. As a result, we have incurred and may continue to incur significant legal and accounting expenditures. As the Company previously disclosed, certain of its non-U.S. employees and certain of its former employees, including certain former executives in the United States, have received Wells notices from the SEC’s Division of Enforcement in connection with its ongoing investigation of the Company. The Company received a Wells notice from the SEC’s Division of Enforcement

28	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

on December 11, 2013. A Wells notice is not a formal allegation or a finding of wrongdoing; it is a preliminary determination by the SEC Enforcement Staff to recommend that the Commission file a civil enforcement action or administrative proceeding against the recipient. Under SEC procedures, a recipient of a Wells notice has an opportunity to respond in the form of a Wells submission that seeks to persuade the Commission that such an action should not be brought. The Company has been availing itself of the Wells process by making a Wells submission to explain its views concerning such matters, which are aided by the Company Audit Committee’s independent investigation and certain expert opinions of outside professionals. The Company made such a submission on January 14, 2014 and a supplemental submission on April 9, 2014. The Company, through outside counsel, has been in continuing discussions with the SEC Enforcement Staff concerning a potential resolution of the staff’s investigation involving the Company. However, to date those discussions have not resulted in a resolution. The Company is unable to estimate with confidence or certainty how long the SEC process will last or its ultimate outcome, including whether the Company will reach a settlement with the SEC and, if so, the amount of any related monetary fine and other possible remedies. In addition, the Company is unable to predict the timing of the completion of the SEC’s Division of Corporation Finance’s review of its financial disclosures or the outcome of such review. Publicity surrounding the foregoing or any enforcement action as a result of the SEC’s investigation, even if ultimately resolved favorably for CSC, could have an adverse impact on the Company’s reputation, business, financial condition, results of operations or cash flows.

     During Fiscal 2014, we concluded all the litigation described below.

     Between June 3, 2011, and July 21, 2011, four putative class action complaints were filed in the United States District Court for the Eastern District of Virginia, entitled City of Roseville Employee’s Retirement System v. Computer Sciences Corporation, et al. (No. 1:11-cv-00610-TSE-IDD), Murphy v. Computer Sciences Corporation, et al. (No. 1:11-cv-00636-TSE-IDD), Kramer v. Computer Sciences Corporation, et al. (No. 1:11-cv-00751-TSE-IDD) and Goldman v. Computer Sciences Corporation, et al. (No. 1:11-cv-777-TSE-IDD). On August 29, 2011, the four actions were consolidated as In re Computer Sciences Corporation Securities Litigation (No. 1:11-cv-610-TSE-IDD) and Ontario Teachers’ Pension Plan Board was appointed lead plaintiff. A consolidated class action complaint was filed by plaintiff on September 26, 2011, and names as defendants CSC, Michael W. Laphen, Michael J. Mancuso and Donald G. DeBuck. A corrected complaint was filed on October 19, 2011. The complaint alleges violations of the federal securities laws in connection with alleged misrepresentations and omissions regarding the business and operations of the Company. Specifically, the allegations arise from the Company’s disclosure of the Company’s investigation into certain accounting irregularities in the Nordic region and its disclosure regarding the status of the Company’s agreement with the NHS. Among other things, the plaintiff sought unspecified monetary damages. The plaintiff filed a motion for class certification with the court on September 22, 2011, and the defendants filed a motion to dismiss on October 18, 2011. A hearing was held on November 4, 2011. On August 29, 2012, the court issued a Memorandum Opinion and Order granting in part and denying in part the motion to dismiss. The court granted the motion to dismiss with respect to the plaintiff’s claims in connection with alleged misrepresentations and omissions concerning the Company’s operations in the Nordic Region. The court granted in part and denied in part the motion to dismiss with respect to the plaintiff’s claims in connection with alleged misrepresentations and omissions concerning the Company’s internal controls and the Company’s contract with the NHS. The court also granted the plaintiff leave to amend its complaint by September 12, 2012, and maintained the stay of discovery until the sufficiency of the amended complaint had been decided. The court further denied plaintiff’s motion for class certification without prejudice. On September 12, 2012, the plaintiff filed a notice advising the Court that it had determined not to amend its complaint and renewed its motion for class certification. On September 21, 2012, the court issued an Order setting the hearing on the motion for class certification for October 12, 2012, directing the parties to complete discovery by January 11, 2013 and scheduling the final pretrial conference for January 17, 2013. On October 9, 2012, the defendants filed their answer to the plaintiff’s complaint. On October 12, 2012, the hearing on the motion for class certification was rescheduled to November 1, 2012. On October 31, 2012, the parties filed a joint motion with the court requesting that the hearing on the motion for class certification be rescheduled to a later date. On November 1, 2012, the court issued an order setting the hearing for class certification for November 15, 2012. On November 30, 2012, the court granted plaintiff’s motion for class certification. On December 14, 2012, defendants filed with the

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	29

Fourth Circuit a petition for permission to appeal the class certification order pursuant to Federal Rule of Civil Procedure 23(f). Plaintiff’s response to the petition was filed on February 20, 2013. On March 5, 2013, the Fourth Circuit denied the petition for permission to appeal the class certification order. On December 14, 2012, the court issued an order extending the expert discovery deadline to February 25, 2013. On December 20, 2012, the court issued an order extending the fact discovery deadline to February 11, 2013 and the expert discovery deadline to March 25, 2013. On January 13, 2013, the court issued an order extending the expert discovery deadline to April 1, 2013. Motions for summary judgment were filed on March 18, 2013. On May 15, 2013, the Company entered into a stipulation and agreement of settlement with the lead plaintiff to settle all claims in the lawsuit for $97.5 million, which was accrued for as of March 29, 2013 and included in accrued expenses and other current liabilities on the Company’s Consolidated Balance Sheet. As of March 29, 2013, the Company has also recorded a receivable of $45 million, which represents the amount recoverable under the Company’s corporate insurance policies, and is included in receivables on the Company’s Consolidated Balance Sheet. The amounts due from the insurance companies were received during Fiscal 2014. The agreement was subject to approval by the court. On May 24, 2013, the Court entered a Preliminary Approval Order Providing for Notice and Hearing in Connection with Proposed Class Action Settlement. On September 19, 2013, a Settlement Hearing was held before the Court. On September 20, 2013, the Court entered a Final Order and Judgment, which, among other things, approved the Settlement in all respects.

     On September 13, 2011, a shareholder derivative action entitled Che Wu Hung v. Michael W. Laphen, et al. (CL 2011 13376) was filed in Circuit Court of Fairfax County, Virginia, against Michael W. Laphen, Michael J. Mancuso, the members of the Audit Committee and the Company as a nominal defendant asserting claims for breach of fiduciary duty and contribution and indemnification relating to alleged failure by the defendants to disclose accounting and financial irregularities in the MSS segment, primarily in the Nordic region, and the Company’s performance under the NHS agreement and alleged failure to maintain effective internal controls. The plaintiff sought damages, injunctive relief and attorneys’ fees and costs. On October 24, 2011, the defendants removed the action to the United States District Court for the Eastern District of Virginia. On November 23, 2011, the plaintiff filed a motion to remand the case to state court. Argument was held on December 15, 2011. During argument the plaintiff voluntarily dismissed his complaint without prejudice to refiling the action in state court. The Court granted the plaintiff’s request, dismissed the complaint without prejudice and denied the motion to remand as moot. On December 22, 2011, the plaintiff refiled his complaint in Circuit Court of Fairfax County, Virginia in a shareholder derivative action entitled Che Wu Hung v. Michael W. Laphen, et al. (CL 2011 18046). Named as defendants are Michael W. Laphen, Michael J. Mancuso, the members of the Audit Committee and the Company as a nominal defendant. The complaint asserts claims for (i) breach of fiduciary duty relating to alleged failure by the defendants to disclose accounting and financial irregularities in the MSS segment, primarily in the Nordic region, the Company’s performance under the NHS agreement and alleged failure to maintain effective internal controls and (ii) corporate waste. The plaintiff sought damages, injunctive relief and attorneys’ fees and costs. On April 6, 2012, the state court stayed the action until the earlier of (i) entry of an order on the pending motion to dismiss In re Computer Sciences Corporation Securities Litigation (No. 1:11-cv-610-TSE-IDD) or (ii) July 5, 2012. On July 20, 2012, the state court renewed the stay until the earlier of (i) entry of an order on the pending motion to dismiss in In re Computer Sciences Corporation Securities Litigation or (ii) October 18, 2012. The stay expired on August 30, 2012 with the entry of the court’s order in In re Computer Sciences Corporation Securities Litigation. On October 19, 2012, upon the joint motion of the parties, the state court issued an order staying the action while discovery proceeded in In re Computer Sciences Corporation Securities Litigation. The order required defendants to provide to the plaintiff certain of the discovery produced in the federal action. On May 10, 2013, the court continued the stay to May 31, 2013 upon joint motion of the parties. On June 1, 2013, the parties filed a joint motion to continue the stay. On June 28, 2013, the court denied the joint motion to continue the stay and set the matter for trial on January 6, 2014. On August 9, 2013, the plaintiff filed an amended complaint, which named as defendants Messrs. Laphen and Mancuso, members of the Company’s Board of Directors and the Company as a nominal defendant. On August 23, 2013, the parties, as well as the parties to the Bainto and Himmel cases, entered into a stipulation of settlement, which, if

30	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

approved by the court, would require CSC to implement or maintain corporate governance reforms and pay to plaintiffs’ counsel an attorney fee and expense amount of $2 million and would release the claims asserted in the Hung, Bainto, Himmel and Morefield cases. The settlement was subject to approval by the Nevada state court. In accordance with the terms of the stipulation of settlement, on August 28, 2013, the plaintiff filed a motion for nonsuit, which was entered by the Virginia state court on September 11, 2013. On September 27, 2013, the Nevada state court entered an Order Preliminarily Approving Derivative Settlement and Providing for Notice. The Order scheduled a Settlement Hearing for November 6, 2013. On November 6, 2013, the Nevada state court entered a Final Judgment and Order of Dismissal with Prejudice, which, among other things, approved the settlement in all respects.

     On May 11, 2012, a separate shareholder derivative action entitled Judy Bainto v. Michael W. Laphen et al. (No. A-12-661695-C), was filed in District Court, Clark County, Nevada, against Messrs. Laphen and Mancuso, members of the Company’s Board of Directors and the Company as a nominal defendant. The complaint is substantively similar to the second Hung complaint. On or about August 1, 2012, the court granted the parties’ joint motion to extend the time for defendants to respond to the complaint to sixty days after the United States District Court for the Eastern District of Virginia’s entry of an order on the pending motion to dismiss the complaint in In re Computer Sciences Corporation Securities Litigation. On September 5, 2012, Defendants notified the court of the Eastern District of Virginia’s ruling in In re Computer Sciences Corporation Securities Litigation. On September 11, 2012, the parties filed a joint status report proposing a schedule for the filing of an amended complaint by plaintiff and for motion to dismiss briefing. Plaintiff filed an amended complaint on September 28, 2012. Upon stipulation of the parties, the court consolidated the Bainto case and Himmel case (described below) and deemed the amended complaint filed in Bainto the operative complaint. In addition, on November 8, 2012, upon joint motion of the parties, the court issued an order staying the action while discovery proceeded in In re Computer Sciences Corporation Securities Litigation. The order required Defendants to provide to the Plaintiffs certain of the discovery produced in the federal action. On August 23, 2013, the parties, as well as the parties to the Hung and Himmel cases, entered into a stipulation of settlement, which, if approved by the court, would require CSC to implement or maintain corporate governance reforms and pay to plaintiffs’ counsel an attorney fee and expense amount of $2 million and would release the claims asserted in the Hung, Bainto, Himmel and Morefield cases. The settlement was subject to approval by the Nevada state court. On September 27, 2013, the Nevada state court entered an Order Preliminarily Approving Derivative Settlement and Providing for Notice. The Order scheduled a Settlement Hearing for November 6, 2013. On November 6, 2013, the Nevada state court entered a Final Judgment and Order of Dismissal with Prejudice, which, among other things, approved the settlement in all respects.

     On October 16, 2012, a separate shareholder derivative action entitled Daniel Himmel v. Michael W. Laphen et al. (No. A-12-670190-C), was filed in District Court, Clark County, Nevada, against Messrs. Laphen and Mancuso, members of the Company’s Board of Directors and the Company as a nominal defendant. The Himmel complaint is substantively similar to the Bainto complaint, but included a claim for unjust enrichment and sought additional injunctive relief. Upon stipulation of the parties, the court consolidated the Bainto case (described above) and the Himmel case and deemed the amended complaint filed in Bainto the operative complaint. In addition, on November 8, 2012, upon joint motion of the parties, the court issued an order staying the action while discovery proceeded in In re Computer Sciences Corporation Securities Litigation. The order required Defendants to provide to the Plaintiffs certain of the discovery produced in the federal action. On August 23, 2013, the parties, as well as the parties to the Hung and Bainto cases, entered into a stipulation of settlement, which, if approved by the court, would require CSC to implement or maintain corporate governance reforms and pay to plaintiffs’ counsel an attorney fee and expense amount of $2 million and would release the claims asserted in the Hung, Bainto, Himmel and Morefield cases. The settlement was subject to approval by the Nevada state court. On September 27, 2013, the Nevada state court entered an Order Preliminarily Approving Derivative Settlement and Providing for Notice. The Order scheduled a Settlement Hearing for November 6, 2013. On November 6, 2013, the Nevada state court entered a Final Judgment and Order of Dismissal with Prejudice, which, among other things, approved the settlement in all respects.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	31

     On December 20, 2012, a separate shareholder derivative complaint entitled Shirley Morefield v Irving W. Bailey, II, et al, (Case No. 1:120V1468GBL/TCB) was filed in the United States District Court for the Eastern District of Virginia. The complaint names certain of CSC’s current and former directors and officers as defendants and the Company as a nominal defendant. The complaint is similar to the Hung complaint but asserts only a claim for breach of fiduciary duty and alleges that the plaintiff made a demand on the CSC Board prior to commencing suit and that such demand was refused. Motions to dismiss were filed on March 18, 2013. On April 8, 2013, Plaintiff filed an amended complaint. Motions to dismiss the amended complaint were filed on April 17, 2013 and were heard on May 10, 2013. On August 7, 2013, the court granted the motions to dismiss with prejudice and entered judgment in favor of the defendants. On or about August 26, 2013, Plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Fourth Circuit. On October 6, 2013, the parties reached an agreement to resolve the appeal. Plaintiff agreed to dismiss her appeal upon approval of the settlement in the Hung, Bainto and Himmel matters and agreed that, upon final approval of that settlement, her claims shall be released, fully, finally and forever. CSC agreed to pay to Plaintiff’s counsel an attorney fee and expense amount of $195,000. On November 6, 2013, the Nevada state court entered a Final Judgment and Order of Dismissal with Prejudice, which, among other things, approved the settlement of the Hung, Bainto and Himmel matters in all respects. Plaintiff’s appeal was dismissed on November 8, 2013.

32	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

STOCK OWNERSHIP

     The following table provides information on Common Stock beneficially owned as of June 16, 2014, by:

  each person or group believed by the Company to own beneficially more than 5% of the outstanding Common Stock;
  each of the five executive officers named in the Summary Compensation Table under “Executive Compensation,” appearing further below in this proxy statement (the “Named Executive Officers” or the “NEOs”);
  each of the current directors of the Company; and
  all executive officers and directors, as a group.

       Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

	Number of
	Shares		Percent of
Name and Address of Beneficial Owner[1]	Beneficially Owned		Class
FMR LLC	15,954,865	[2]	10.96%	[2]
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc.	11,152,177	[3]	7.66%	[3]
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.	8,026,195	[4]	5.51%	[4]
40 East 52nd Street
New York, NY 10022

J. Michael Lawrie	589,847	[5]	[6]
Paul Saleh	145,997	[5]	[6]
Gary Budzinski	109,741	[5]	[6]
William L. Deckelman	182,020	[5]	[6]
David Zolet	52,255	[5]	[6]
David J. Barram	27,300	[7]	[6]
Eric Brynjolfsson	12,800	[7]	[6]
Rodney F. Chase	46,340	[7]	[6]
Bruce B. Churchill	_
Judith R. Haberkorn	21,200	[7]	[6]
Nancy Killefer	2,600	[7]	[6]
Brian P. MacDonald	5,600	[7]	[6]
Sean O’Keefe	_
Chong Sup Park	21,900	[7]	[6]
Lawrence A. Zimmerman	6,900	[7]	[6]
All executive officers and directors of the Company,
as a group (22 persons)	1,249,824	[6,7,8]	0.86%
____________________

1.	Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042.

2.	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/A filed with the SEC on April 10, 2014. Based upon information contained in the filing, FMR LLC has sole voting power with respect to 373,831 of these shares and sole dispositive power with respect to 15,928,583 shares.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	33

3.	This information, which is not within the direct knowledge of the Company, has been derived from a Form 13F filed with the SEC on May 13, 2014. Based upon information contained in the filing, The Vanguard Group Inc. has sole voting power with respect to 243,683 of these shares, sole dispositive power with respect to 10,932,513 shares and showed dispositive power with respect to 219,664 shares.

4.	This information, which is not within the direct knowledge of the Company, is based upon a Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc., which reports sole voting power with respect to 6,672,899 of these shares and sole dispositive power with respect to 8,026,195 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.

5.

With respect to Messrs. Lawrie, Saleh, Budzinski, Deckelman, Zolet and all executive officers and directors of the Company as a group, includes 356,697, 120,740, 71,126, 162,046, 35,163, and 764,440 shares of common stock, respectively, subject to employee options which were outstanding on June 16, 2014, and currently are exercisable or which are anticipated to become exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percent of Class.

With respect to Messrs. Lawrie, Saleh, Budzinski, Deckelman, Zolet and all executive officers and directors of the Company as a group, includes 0; 0; 0; 7,841; 2,466; and 10,307 shares of unvested restricted stock units outstanding on June 16, 2014 which are anticipated to vest within 60 days thereafter. Holders of unvested restricted stock units have sole voting power, but no investment power, with respect thereto. With respect to Messrs. Lawrie, Saleh, Budzinski, Deckelman, Zolet and all executive officers and directors of the Company, as a group, includes 0; 148; 1,564; 4; 0; and 1,716 shares of common stock, respectively, which are held for the accounts of such persons under the Company’s Matched Asset Plan and with respect to which such persons had the right, as of June 16, 2014, to give voting instructions to the Committee administering the Plan.

6.	Less than 1%.

7.	With respect to, Mr. Barram, Dr. Brynjolfsson, Mr. Chase, Ms. Haberkorn, Ms. Killefer, Mr. MacDonald, Dr. Park, Mr. Zimmerman and all directors of the Company, as a group, includes (i) 24,700; 10,200; 39,540; 18,600; 0; 0; 19,300; 4,300; and 116,640 shares of Common Stock, respectively, which shares are subject to RSUs that were outstanding on June 16, 2014, and which shares would, pursuant to such RSUs, be distributed to such directors if their directorships were to terminate on August 13, 2014 and (ii) 2,600; 2,600; 6,800; 2,600; 2,600; 2,600; 2,600; 2,600 shares which vest in full at the 2014 Annual Meeting and are automatically redeemed for CSC stock and dividend equivalents. Mr. MacDonald holds 3,000 shares outright. These shares have been deemed to be outstanding in computing the Percent of Class.

8.	The executive officers and directors, as a group, have sole voting and investment power with respect to 1,097,877 shares.

34	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

AUDIT COMMITTEE REPORT

     The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the Company’s audited financial statements for the Fiscal Year ended March 28, 2014, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors the materials required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the PCAOB, and discussed with them their independence.

     Based on such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the Fiscal Year ended March 28, 2014 for filing with the SEC.

     The Audit Committee also appointed Deloitte & Touche LLP as the Company’s independent auditors for the Fiscal Year ending April 3, 2015, and recommended to the Board of Directors that such appointment be submitted to the Company’s stockholders for ratification.

Lawrence A. Zimmerman, Chair
David J. Barram
Rodney F. Chase, ex-officio
Brian P. MacDonald

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	35

EXECUTIVE COMPENSATION

Compensation Committee Report

     The Compensation Discussion and Analysis set forth below discusses the Company’s executive compensation programs and policies. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Judith R. Haberkorn, Chair
Chong Sup Park
Rodney F. Chase, ex-officio
Erik Brynjolfsson
Nancy Killefer

Compensation Discussion and Analysis

     The Compensation Committee (the “Committee”) and our Board of Directors are responsible for our executive compensation philosophy and program, which are described in this Compensation Discussion and Analysis (the “CD&A”). The CD&A also describes our Fiscal 2014 compensation decisions and the factors we considered in making those decisions. The CD&A focuses on the compensation of our Fiscal 2014 Named Executive Officers (“NEOs”):

  J. Michael Lawrie, President and Chief Executive Officer

  Paul N. Saleh, Executive Vice President and Chief Financial Officer

  Gary M. Budzinski, Executive Vice President and General Manager, Global Infrastructure Services

  William L. Deckelman, Jr., Executive Vice President and General Counsel

  David W. Zolet, Executive Vice President and General Manager, North American Public Sector
Executive Summary

Approval of the Company’s Fiscal 2013 Executive Compensation on an Advisory Basis

     At our most recent annual meeting of stockholders, held on August 13, 2013, approximately 93% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast (excluding broker non-votes) voted on an advisory basis to approve our executive compensation program for the fiscal year ended March 29, 2013 (“Fiscal 2013”), an increase of 11 percentage points in the approval rate as compared to 2012. The Committee took into account the results of this advisory vote in making the changes to the Fiscal 2014 executive compensation program described below.

Fiscal 2014 Executive Compensation Programs

     Our executive compensation programs are designed to reflect our “pay for performance” philosophy and provide our executives with appropriate incentives to manage the Company in the stockholders’ interests. The Committee reviews our compensation policies and practices each year to ensure that the programs provide our executives with an appropriate mix of market-competitive compensation opportunities.

36	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     As explained in more detail below, the Committee considered a number of factors in setting Fiscal 2014 compensation opportunities for our NEOs, with an emphasis on continuation of the transformation that was begun by Mr. Lawrie and his senior management team in Fiscal 2013. Consistent with that strategy, the Committee generally maintained the focus on increasing profitability and stockholder value:

  Adjustment to Payout Scale in Annual Incentive Compensation Plan: To motivate and reward extraordinary performance, reflect market practice and provide a consistent framework for all of our executives, we realigned the pay scale under our annual cash incentive program to provide a maximum potential payout and funding factor of 200% of target at 135% achievement of our corporate operating income goal (instead of a maximum payout and funding factor of 150% of target at 120% achievement of our corporate operating income goal) for all of our NEOs.

  Modification of Post-Retirement Provisions for Long Term Incentive Awards: To align with market practice, we reduced the post-retirement age exercise provision for our Fiscal 2014 option grants to three years from five years and changed the retirement age vesting for our Fiscal 2014 PSU grants to pro-rata vesting instead of full vesting.

  Elimination of Remaining 280G Excise Tax Gross-Ups: We eliminated the 280G excise tax gross-up provision in the two remaining legacy executive change-in-control agreements that still had an excise tax gross-up provision. Neither of the affected executives was an NEO for Fiscal 2014, and both of the executives have since left the Company. None of our NEOs or other executive officers are entitled to a 280G excise tax gross-up.

  Standardization of Share Ownership Guidelines: To align with market practice, we revised the share ownership guidelines for our NEOs in Fiscal 2014 to standardize the level of ownership for all NEOs other than Mr. Lawrie at 300% of the NEO’s annual base salary. Mr. Lawrie’s ownership level remains at 700% of his annual base salary. Unvested PSUs will no longer count toward the ownership guidelines, and the prior five-year deadline to comply with the guidelines has been replaced with a requirement that an executive retain between 50% to 70% (depending on the executive’s level) of the net shares acquired from PSU, stock option and other Long Term Incentive awards until the guidelines have been met.

     The Committee also reviewed a company-wide risk assessment of compensation programs, which revealed no material risks that may adversely affect the Company. See “Corporate Governance – Compensation and Risk” above for details.

     Pearl Meyer & Partners (“PM&P”) continued to serve as the Committee’s independent compensation consultant in Fiscal 2014. In addition to advising the Committee on general executive compensation pay practices, PM&P was instrumental in reviewing the peer group of companies used by the Committee to assess the competitiveness of our executive pay levels and practices. As explained in greater detail below, the Committee acted in October 2013 to alter the Company’s peer group by removing Dell Inc. (which went private on October 29, 2013) and Science Applications International Corp. (which split into two separate publicly traded companies on September 30, 2013). All other peers were retained and no new peers were added, resulting in a revised peer group of 18 companies, including 14 within a comparable size range of CSC and with median revenue for these 14 size-relevant peer companies of approximately $13.1 billion, compared to our revenues of approximately $13 billion for Fiscal 2014. Although we feel it is important to include substantially larger companies by revenue such as Internal Business Machines Corp. and Hewlett Packard Co. in our peer group because we compete with those companies for executive talent, the Committee ensures that for compensation assessment purposes, pay data for corporate officers at these companies is adjusted via revenue regression to negate the impact of their larger size.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	37

Fiscal 2014 Executive Compensation and Pay for Performance

     The Company’s strong financial performance in Fiscal 2014 reflects the continuing success of the transformation implemented by Mr. Lawrie and his senior leadership team. Significant achievements include:

  Total shareholder return was 24% for Fiscal 2014 which ranks 13th among the 18 companies in our peer group. From the time that Mr. Lawrie joined CSC as CEO (on March 19, 2012) through the end of Fiscal 2014, CSC’s total shareholder return was 100%, which ranks 5th among our 18 peers.

  Market capitalization increased 19% during Fiscal 2014 from $7.4 billion to $8.8 billion.

  In Fiscal 2014, CSC achieved a ratings upgrade. S&P and Fitch, two of the three major rating agencies that rate the Company’s debt, took ratings actions. S&P raised its underlying rating from BBB to BBB+ with no change to the outlook assessment of “stable.” Fitch raised its outlook from “stable” to “positive.”

  CSC formed strategic alliances with HCL Technologies in the application modernization area, Amazon Web Services in cloud computing, AT&T in cloud and networks and SAP in banking.

  CSC completed the strategic acquisition of Infochimps, Inc. to provide “as a service” big data platforms and ServiceMesh, Inc. to help customers integrate multivendor clouds.

  CSC returned $623 million to stockholders in Fiscal 2014, including $118 million in declared dividends and $505 million in share repurchases.

  The move to “next gen” skills advanced with new leadership in the areas of cloud and big data.

  Client satisfaction, as measured by a survey conducted by an independent third party, increased substantially over Fiscal 2013 scores.

  Mr. Lawrie and his leadership team have established a global set of CLEAR (Client-focused, Leadership, Execution excellence, Aspiration and Results) values to drive a strong performance culture. Through these values, we have emphasized a return to profitability by demonstrating fiscal responsibility and aligning the executive team to this one overriding goal.

     By design, compensation paid to our NEOs reflects the strong financial performance of the Company, including the above accomplishments for the fiscal year. Highlights of the strong tie between pay and performance include the following:

  Annual Cash Incentive Payments: Two of our NEOs (including Mr. Lawrie) received annual cash incentive awards in amounts that exceeded target. See “Annual Incentive Compensation Plan: Fiscal 2014 Results” below for details.

  2013 and 2014 Performance Share Units Partially Vested: Based on the Fiscal 2014 diluted Earnings Per Share from continuing operations of $4.01 (compared to $3.09 for Fiscal 2013), 25% of the Fiscal 2014 target Performance Share Units and an additional 25% of the Fiscal 2013 target Performance Share Units vested after the end of Fiscal 2014. See “Long-Term Incentive Compensation – Performance Share Units” below for details.

  CEO Performance-Based Inducement Equity Award Fully Vested: Sustained increases in the trading price of the Company’s common stock since Mr. Lawrie had joined CSC as President and CEO on March 19, 2012 have resulted in the full vesting of performance-vesting inducement RSUs awarded to Mr. Lawrie when he joined CSC. These RSUs were designed to vest in separate tranches if the average closing price over any 30 consecutive trading day period commencing on
38	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

or after the April 16, 2012 grant date equals or exceeds 20%, 40%, 60% and 80% percentage increases over a “base price” of $28.32 (i.e., 3-month average closing CSC stock price prior to Mr. Lawrie joining CSC as CEO and President on March 19, 2012). 75% of these performance-vested RSUs vested during Fiscal 2013 and the remaining 25% vested during Fiscal 2014. See “Long-Term Incentive Compensation – CEO Inducement Equity Award” below for details.

Fiscal 2014 Direct Compensation

Total Direct Compensation

     The following chart summarizes the characteristics and primary purpose of each element of our executive compensation program. The first three of these elements comprise “Total Direct Compensation.”

Compensation Element	Characteristics	Primary Purpose
Base Salary	Annual fixed cash compensation.	Provide a minimum, competitive fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Annual Cash Incentives	Annual variable cash compensation determined by Company financial performance, attainment of strategic objectives, and individual performance.	Motivate and reward the achievement of annual financial and other operating objectives and individual performance that drive stockholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of stock options and Performance Share Units.	Motivate and reward profitable growth and increase in share price over time and align with stockholders. Align pay with CSC’s performance over multi-year overlapping performance cycles.
Post-Employment Benefits	Retirement and deferred compensation plans and “career” equity awards.	Offer competitive retirement compensation designed to attract and retain mid- and late-career senior executives.
Severance/Change-in-Control	Contingent short-term compensation.	Provide assurance of short-term compensation continuity to allow executives to remain focused on stockholder interests in a dynamic environment.
Perquisites and Benefits	Limited perquisites and health and welfare benefits.	Provide business-related benefits consistent with competitive practice to enhance executive work efficiency.

     The Committee makes decisions regarding each element of Total Direct Compensation. Because our focus is on performance, the Committee does not consider aggregate amounts earned or benefits accumulated by an executive from prior service with the Company as a significant factor in making compensation decisions. To assess the competitiveness of the Total Direct Compensation opportunity and each of its components (base salary, annual cash incentives, and long-term incentives) for our CEO and other NEOs, these components are

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	39

compared to the market median for similarly situated executives in companies against which we compete for executive talent. Please see “Compensation Framework – Review of Market Compensation Data” below for a discussion of our peer group and other data used to assess the competitive market.

     The market competitiveness of our pay opportunities is just one factor that the Committee reviews in evaluating our executive compensation programs. Additional factors may include the Company’s performance (including its transformation strategy and management performance in executing that strategy) and individual factors such as an employee’s level of responsibility, experience, succession prospects and individual performance.

     Mr. Lawrie’s Employment Agreement. Mr. Lawrie joined CSC in March 2012, and his annual compensation opportunity is governed by his employment agreement. Pursuant to the employment agreement, we agreed to employ Mr. Lawrie as our President and Chief Executive Officer through March 31, 2017 at a minimum annual base salary of $1,250,000 and an annual bonus with a target opportunity of 150% of base salary and a maximum amount of 300% of base salary. In respect of each fiscal year which commences during the term of his employment agreement, Mr. Lawrie also will receive time-vesting stock options with an aggregate value equal to 280% of base salary and performance share units with an aggregate value of 420% of base salary, in each case on terms and conditions that are generally consistent with those applicable to awards granted to other senior executive officers of the Company. The employment agreement also provides for the one-time equity inducement award and severance benefits described below. Finally, Mr. Lawrie generally is eligible to participate in the Company’s employee benefits plans on the same basis as all other executives. Mr. Lawrie reports directly to the Board of Directors, and his salary and target incentive opportunity are subject to annual review and increase by the Board.

Base Salary

     General. Base salary is the only fixed component of our NEOs’ compensation and constitutes a small percentage of Total Direct Compensation. Base salary is determined by the level of responsibility assumed by an executive, experience, performance and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession prospects, Company merit pay budgets and market trends. At the beginning of each fiscal year, the Committee reviews the base salary for each NEO and determines base salary adjustments, if any. The Committee considers how base salary adjustments affect annual cash incentive opportunities and long-term incentive grant values, as both are defined as a percentage of base salary.

     Fiscal 2014 Compensation. Other than Mr. Zolet, none of our NEOs’ base salaries changed during Fiscal 2014. Mr. Zolet’s base salary was increased from $475,000 to $550,000 on June 22, 2013, in order to bring his base salary (which was previously below the market 25th percentile level) closer to the market median level.

40	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     The following table presents the Fiscal 2014 annualized base salary for each of our NEOs and the percentage this base salary represents in target Total Direct Compensation.

Named Executive Officer	Annualized Fiscal 2014 Base Salary ($)	Actual Fiscal 2014 Base Salary ($)	Percentage of Target Total Direct Compensation
J. Michael Lawrie	1,250,000	1,250,000	11%
Paul N. Saleh	700,000	700,000	17%
Gary M. Budzinski	650,000	650,000	17%
William L. Deckelman, Jr.	539,700	539,700	22%
David W. Zolet	550,000	532,692	22%

Annual Incentive Compensation Plan

     The Employee Incentive Compensation Plan (“EICP”) is an annual discretionary bonus plan, which is designed to take into account a variety of factors, including Company financial performance, the performance of an NEO’s business unit, the NEO’s contribution to the achievement of the Company’s strategic objectives, the NEO’s individual performance, the NEO’s adherence to “CLEAR” values, and client satisfaction. Awards under the EICP therefore are directly linked to Company and individual performance.

     Target EICP Awards. For Fiscal 2014, the Committee established a target award percentage for each NEO, representing a percentage of base salary, and an associated target award value. Each NEO’s target award value was established in consideration of market practices, individual scope of responsibility and expected contribution. The table below reflects the Fiscal 2014 target award percentage, the corresponding target award value, and the target award value as a percentage of target Total Direct Compensation. For Fiscal 2014, the Committee maintained the same target award opportunities as in Fiscal 2013 for all of the NEOs, other than for Mr. Zolet, whose target award opportunity was reduced from 110% to 100% of base salary.

Named Executive Officer	Target Fiscal 2014 EICP Percentage	Target Fiscal 2014 EICP Value ($)	Percentage of Target Total Direct Compensation
J. Michael Lawrie	150%	1,875,000	16%
Paul N. Saleh	100%	700,000	17%
Gary M. Budzinski	100%	650,000	17%
William L. Deckelman, Jr.	100%	539,700	22%
David W. Zolet	100%	550,000	22%

     Performance Measures. For Fiscal 2014, the Committee linked the EICP compensation of the NEOs to the following performance measures: Operating Income, Cash Flow and Revenue. The Committee also extended the payout scale to a maximum potential payout of 200% of target for all of the NEOs other than Mr. Lawrie (who was already eligible for a maximum 200% payout). An executive officer’s earned EICP award, subject to discretionary modification for individual performance within a range of plus or minus 20%

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	41

of the calculated award, is determined by the Company’s performance relative to targeted financial goals and strategic objectives, which are further described below. Importantly, the Committee included client satisfaction as a performance measure to help foster a client-focused, metric-driven culture within the Company.

     In order to emphasize profitability in Fiscal 2014, the Committee determined that the Company must achieve at least 80% of its corporate Operating Income target (described below) before any incentive payments will be made under the EICP to our NEOs. Once this threshold level of funding is achieved, a “funding factor” is then applied to the financial category of performance measures to adjust EICP funding associated with the financial measures based on the level of corporate Operating Income performance achieved, up to a maximum of 200%.

     Fiscal 2014 Financial Targets. All NEOs are measured against corporate financial performance and applicable business unit performance. Management recommended specific targets for financial measures, which were reviewed by the Committee. The Board provided final approval (subject to certain adjustments). The table below describes the financial measures used in determining EICP awards for Fiscal 2014 for the NEOs adjusted for certain items, including certain divestitures and discontinued operations during the year:

Financial Measures	Purpose	Fiscal 2014 Financial Targets (millions)
Revenue	Primary measure of growth which requires expansion of current business, capture of new business and conversion into a revenue stream.	$14,252

Operating Income	Key component of profitability that reflects revenue growth, investments, cost takeout and operational efficiencies.	$1,421	*

Free Cash Flow	Key component of Company valuation reflecting liquidity, profitability, improved working capital management and capital efficiency.	$600
____________________

*Corporate Operating Income must be at least 80% of target for any NEO to receive any EICP payment.

     Fiscal 2014 Strategic Objectives. Management also recommended a set of strategic objectives for review by the Committee and approval by the Board. These objectives were intended to emphasize critical components of the Company’s transformation strategy, including a cost takeout program, rationalizing the business around certain core segments, improving operating margins, improving cash flow, improving profitability, advancing the Company’s strategy to provide “next gen” services through leveraging CSC’s capabilities with strategic partners, completing strategic acquisitions, enhancing the skill sets of employees through new leadership and training, returning cash to stockholders and improving client satisfaction. These broad strategic objectives were then translated into specific strategic goals for each of the NEOs.

     For the customer satisfaction performance measure for Fiscal 2014, the Committee established the customer responses to its Fiscal 2013 survey as a baseline, and set improvement goals over that baseline for the Company as a whole and for the business units. We use the Net Promoter Score system to evaluate customer satisfaction. For Fiscal 2014, the Committee set an improvement goal of 2.5 points over the Fiscal 2013 baseline for corporate performance and an improvement goal of 2.0 points over the Fiscal 2013 baseline for the North American Public Sector. No payouts of the customer satisfaction component are made unless at least 50% of our solicited customers respond to the survey.

42	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     Assessing Fiscal 2014 Performance. For Fiscal 2014, the Committee established the following scale of “performance payout percentages” to assess the Company’s performance against the financial targets described above, including for purposes of determining the EICP funding factor applicable to the financial performance measures. This scale applies to all NEOs, extending to a maximum of 200% for achievement levels at or above 135% of target.

Fiscal 2014 EICP Payout Scale on Financial Achievement

     Special rules apply for executives subject to Section 162(m) of the Internal Revenue Code. The Committee established a separate performance target applicable only to these executives. This “162(m) performance target” for Fiscal 2014 required that the Company achieve 80% of its corporate Operating Income target for the year. If this target is achieved, each executive subject to Section 162(m) of the Internal Revenue Code becomes eligible to receive an incentive payment based on the maximum applicable performance payout percentage (i.e., 200%) and the maximum funding factor (i.e., 200%). However, the Committee has retained “negative discretion” to reduce the executive’s incentive payment based on performance.

     With regard to the strategic objectives assigned to each executive, performance payout percentages range from 0% if the executive fails to meet these objectives, to 150% if the executive significantly surpasses these objectives. For client satisfaction, a value of 100% is assigned if the client satisfaction goals are met and a value of 0% is assigned if the goals are not met.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	43

Annual Incentive Compensation Plan: Fiscal 2014 Results

     Company Financial Performance. At the end of Fiscal 2014, the Committee reviewed the Company’s financial performance against the applicable performance measures. The targets shown below were adjusted pursuant to the terms of the EICP for special items, including divestitures, discontinued operations, and the impact of a reversal of contingent consideration associated with the acquisition of ServiceMesh, Inc. The Operating Income performance target is based on internal stretch targets for the businesses and is adjusted to reflect restructuring and investments made in the business during the fiscal year.

Fiscal 2014 Financial Results
	Corporate
Financial Performance Measures	Target (millions)	Results (millions)	Percentage of Target Achieved
Revenue*	$14,252	$13,079	92%
Operating Income**	$1,421	$1,315	93%
Free Cash Flow***	$600	$689	115%
____________________

*Corporate Revenue results represent Fiscal 2014 revenue calculated in accordance with GAAP as reported in our Annual Report on Form 10-K of $12,998 million, plus an adjustment of $81 million to remove the effect of differences in currency exchange rates used to calculate the target amount and the results.

**Operating Income is defined as revenue less cost of services, depreciation and amortization expense and segment general and administrative (G&A) expense, excluding corporate G&A, adjusted for special items as described above.

***Free Cash Flow is defined as the sum of operating cash flow, investing cash flow (excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities)) and payments on capital leases and other long term asset financings.

     Client Satisfaction Survey Results. Client satisfaction was measured and verified by an independent consultant retained by the Company specifically for this purpose. A pool of client accounts was identified and surveyed. Feedback was received from 57% of the Company’s corporate clients and 68% of clients in the North American Public Sector. Based on these results, it was determined that 100% of both the Corporate and North American Public Sector client satisfaction targets for Fiscal 2014 were achieved.

     Individual Performance. Following the end of Fiscal 2014, Mr. Lawrie reviewed with the Committee each NEO’s performance against the specific strategic goals assigned to the NEO, as well as the overall individual performance of each NEO (other than himself) as measured against the Company’s CLEAR (Client-focused, Leadership, Execution Excellence, Aspiration and Results) values. Based on this assessment, Mr. Lawrie recommended EICP payout amounts for the other NEOs, which were reviewed and approved by the Committee. These payouts included the following adjustments for individual performance: for Mr. Saleh, the maximum increase of 20% due to his leadership of the successful continuation of the Company’s transformation, especially the financial transformation; for Mr. Zolet, an increase of 10% due to the North American Public Sector’s performance during Fiscal 2014, despite the headwinds presented by federal government spending; and for Mr. Budzinski, a reduction of 20%, due to the performance of the Company’s Global Commercial sector. The Committee then applied a similar process in evaluating Mr. Lawrie’s individual performance and recommended a specific EICP payout amount for the Board to approve. Mr. Lawrie’s payout reflected the maximum increase of 20% due to his leadership of the successful turnaround of the Company and creating greater shareholder value in Fiscal 2014.

44	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     Fiscal 2014 EICP Payouts. The results of the Committee’s final determinations, including the actual incentive paid to each executive for Fiscal 2014, are listed below.

Fiscal 2014 EICP Payouts
Named Executive Officer	Target EICP Value ($)	Target EICP Percentage	Actual Award Paid ($)	Award Paid (as % of Target)
J. Michael Lawrie	1,875,000	150%	2,182,500	116%
Paul N. Saleh	700,000	100%	781,200	112%
Gary M. Budzinski	650,000	100%	301,600	46%
William L. Deckelman, Jr.	539,700	100%	474,930	88%
David W. Zolet	550,000	100%	529,370	96%

Long-Term Incentive Compensation

     General. Long-term incentive (“LTI”) compensation is the largest component of executive compensation for our NEOs. For Fiscal 2014, LTI awards continued to consist of grants of service-vested stock options (“Stock Options”), weighted 40%, and performance-vested restricted stock units (“Performance Share Units”) with a three-year performance cycle, weighted 60%.

     At the beginning of each fiscal year, the Committee establishes a target long-term incentive grant value for each NEO, expressed as a percentage of base salary, and the relative mix of award types. Individual target long-term incentive grant values are determined in light of market practices, and actual award levels reflect individual performance and succession considerations. The Committee follows a similar process for new executives who join the Company during the fiscal year, and annual grants may be prorated for these executives.

     Fiscal 2014 LTI Target Percentage. The following table presents the Fiscal 2014 target long-term incentive grant values, the target LTI percentage and long-term incentives as a percentage of target Total Direct Compensation. Other than for Mr. Zolet, the LTI target opportunities for all of our NEOs were the same in Fiscal 2014 as in Fiscal 2013. Mr. Zolet’s LTI target opportunity was increased from 200% to 250% of his base salary, in order to bring his LTI target opportunity (which was previously below the market 25th percentile level) closer to the market median level.

Named Executive Officer	Base Salary ($)	Target LTI Percentage	Target LTI Value ($)	Percentage of Target Total Direct Compensation
J. Michael Lawrie	1,250,000	700%	8,750,000	74%
Paul N. Saleh	700,000	400%	2,800,000	67%
Gary M. Budzinski	650,000	375%	2,437,500	65%
William L. Deckelman, Jr.	539,700	250%	1,349,250	56%
David W. Zolet	550,000	250%	1,375,000	56%

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     Stock Options. Stock Options (comprising 40% of each NEO’s target LTI award) provide value to executives only if the market value of our common stock appreciates over time. The exercise price for each Stock Option was the closing price of our common stock on the grant date. One-third of the Stock Options vest and become exercisable on each of the first three anniversaries of the grant date.

     Performance Share Units. Performance Share Units (comprising 60% of each NEO’s target LTI award) provide an opportunity for our executives to earn common stock if targeted performance goals are met over a three-year performance period. For Performance Share Units awarded during Fiscal 2013 and 2014, performance is measured based on the Company’s diluted Earnings Per Share from continuing operations (“EPS”). The Committee believes that EPS, aside from being a key measure of stockholder value, serves as the best measure of performance and profitability in light of the Company’s multi-year transformation strategy.

     Performance Share Unit awards are designed with overlapping performance periods. The end of Fiscal 2014 marks the completion of:

  the three-year performance period for Performance Share Units awarded in June 2011 (“Fiscal 2012 PSUs”),

  the second year of a three-year performance period for Performance Share Units awarded in May 2012 (“Fiscal 2013 PSUs”), and the first year of a three-year performance period for Performance Share Units awarded in May 2013 (“Fiscal 2014 PSUs”).

     Fiscal 2014 PSUs. Each NEO was granted a target number of Fiscal 2014 PSUs as set forth in the “Fiscal 2014 Long Term Incentive Awards” table below. Between 0% and 200% of the target Fiscal 2014 PSUs will vest after the end of a three-year performance period (Fiscal 2014 through Fiscal 2016) based on our EPS performance for the last year in the period (Fiscal 2016). The threshold EPS target (at which 50% of the target Fiscal 2014 PSUs will vest) has been set by the Committee at $3.03, subject to adjustment to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, and unusual or infrequently occurring events or transactions.

     The Committee determined that the Fiscal 2014 PSUs should also provide an opportunity for accelerated vesting based on EPS performance in the first and second years of the performance cycle, in order to recruit, retain and motivate progress toward multiyear transformation goals. Accordingly, one quarter of the target PSUs vested after the end of Fiscal 2014 because our EPS of $4.01 exceeded the three-year threshold EPS target of $3.03. If our EPS in Fiscal 2015 equals or exceeds the three-year EPS target at which 75% of the target PSUs would vest, an additional 25% of the target PSUs will vest after the end of Fiscal 2015. Up to 200% of the target PSUs, less any PSUs which received accelerated vesting for Fiscal 2014 or Fiscal 2015, can still vest after the end of Fiscal 2016, subject to EPS performance for Fiscal 2016.

     Fiscal 2013 PSUs. Between 0% and 200% of the target Fiscal 2013 PSUs will also vest after the end of a three-year performance period (Fiscal 2013 through Fiscal 2015) based on our EPS performance for the last year in the period (Fiscal 2015). These PSUs also carry the potential for accelerated vesting of 25% of the target award after years one and two based on our EPS performance for those years. As disclosed in the 2013 Proxy, one quarter of the Fiscal 2013 PSUs vested after the end of Fiscal 2013 due to the fact that our EPS for Fiscal 2013 of $3.09 exceeded the threshold EPS target of $2.07. Similarly, an additional 25% of the Fiscal 2013 PSUs vested after the end of Fiscal 2014 because our EPS for Fiscal 2014 of $4.01 exceeded the 75% EPS target of $2.34. Adjustments were made to the original EPS targets to account for certain large divestitures that occurred during Fiscal 2013 and Fiscal 2014.

46	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     Fiscal 2012 PSUs. None of the Fiscal 2012 PSUs vested after the end of their three-year performance cycle on the last day of Fiscal 2014, due to the failure to meet the applicable performance goals. These goals included 1) our three-year average return on invested capital and 2) our three-year revenue performance relative to a group of peer companies.

     Fiscal 2012-Fiscal 2014 PSU Cycle Performance. The table below illustrates the three-year overlapping performance cycle for the Fiscal 2012, Fiscal 2013 and Fiscal 2014 PSU awards:

Award	Performance Period	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016
Fiscal 2012	April 2011-March 2014	–	–	0%	–	–
PSUs				(no payout)

Fiscal 2013	April 2012-April 2015	–	25% vested	25%	Up to 200%,	–
PSUs				vested	less Fiscal 2013
					and Fiscal 2014
					vested values

Fiscal 2014	April 2013-April 2016	–	–	25%	Up to 25%	Up to 200%,
PSUs				vested		less Fiscal 2014
						and Fiscal 2015
						vested values

     Fiscal 2014 Long-Term Incentive Awards. The target award value and the number of shares granted for each element of LTI compensation for Fiscal 2014 is set forth in the table below.

Fiscal 2014 Long-Term Incentive Awards

		Stock Options		Performance Share Units
Named Executive Officer	Target Long- Term Incentives ($)	Target Award Value ($)	Stock Options (#)	Target Award Value ($)	Target Share Units (#)
J. Michael Lawrie	8,750,000	3,500,000	262,369	5,250,000	110,433
Paul N. Saleh	2,800,000	1,120,000	83,958	1,680,000	35,339
Gary M. Budzinski	2,437,500	975,000	73,088	1,462,500	30,764
William L. Deckelman, Jr.	1,349,250	539,700	40,457	809,550	17,029
David W. Zolet	1,375,000	550,000	41,229	825,000	17,354

     In accordance with CSC’s Equity Grant Policy, the target award values listed in the table above generally differ from the award values listed in the Summary Compensation Table. In order to determine the number of stock options to award, the target grant value for options is divided by the fair market value of an option determined by using the average closing price of CSC stock for the three-month period ending on the grant date and the Black Scholes option pricing model. The number of shares underlying our Performance Share Units is also calculated by dividing the target grant value by the average closing price of CSC stock for the three-month period ending on the grant date. This method is employed to reduce the impact of stock

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	47

price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant values in the Summary Compensation Table are determined using the grant date closing price, and the grant values for the Performance Share Units in the Summary Compensation Table are based on the probable achievement of the performance goals at the time of grant, instead of target.

     CEO Inducement Equity Award. Per his employment agreement, upon his arrival in March 2012, Mr. Lawrie received an award of 400,000 restricted stock units as an inducement to join the Company, 200,000 of which are subject to performance-vesting conditions (the “Performance-Vesting Inducement RSUs”) and the remainder of which are time vested in four equal tranches subject to Mr. Lawrie’s continued employment.

     The Performance-Vesting Inducement RSUs vest based on the attainment of sustained increases in the trading price of the Company’s common stock. The units vest if the average closing price over any 30 consecutive trading day period commencing on or after the April 16, 2012 grant date equals or exceeds the following percentage increases over a “base price” calculated as the average closing price over the 3 calendar months preceding Mr. Lawrie’s first day of employment, March 19, 2012:

Common Stock price increase from Base Price of $28.32	Cumulative Number of RSUs Vesting
20%	50,000
40%	100,000
60%	150,000
80%	200,000

     The “base price” established for the Performance-Vesting Inducement RSUs equals $28.32. Increases in the trading price of the common stock since April 16, 2012 previously resulted in the first three tranches of the units vesting during Fiscal 2013. The final tranche of the Performance-Vested Inducement RSUs vested on September 11, 2013, when the 30-day trailing average closing price of our stock surpassed $50.98 per share.

Fiscal 2014 Target Total Direct Compensation

     The chart below displays the value of each element of target Total Direct Compensation described above for our NEOs. As noted above in the discussion of each element of compensation, the value of compensation actually realized will vary from the Committee’s targets based on our financial results and our stock price performance.

Named Executive Officer	Base Salary ($)	Target Annual Cash Incentives ($)	Target Long-Term Incentive Grant Value ($)	Target Total Direct Compensation ($)
J. Michael Lawrie	1,250,000	1,875,000	8,750,000	11,875,000
Paul N. Saleh	700,000	700,000	2,800,000	4,200,000
Gary M. Budzinski	650,000	650,000	2,437,500	3,737,500
William L. Deckelman, Jr.	539,700	539,700	1,349,250	2,428,650
David W. Zolet	550,000	550,000	1,375,000	2,475,000

48	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Other Executive Compensation

Post-Employment Benefits

     Retirement Plans. The Committee views retirement benefits as an important component of our executive compensation program. As such, we offer our employees, including the NEOs, a retirement program that provides the opportunity to accumulate retirement income. We periodically review our benefits program against our peer group and aim for the program to be competitive.

Retirement Plans
CSC Matched Asset Plan (“MAP”)	Broad-based, qualified, defined contribution 401(k) plan with company match on a portion of employee contributions and directed investment alternatives.
Pension Plan

Prior to July 10, 2009, employees could participate in a broad-based, qualified pension plan which offered post retirement income based on a combination of employee and company contributions. Effective July 10, 2009, the plan was closed to new entrants and future accruals stopped for most participants, including the NEOs. Mr. Deckelman is the only NEO who participated in the Pension Plan; however, his accrued benefit was frozen as of July 10, 2009. Additional details can be found under “Pension Benefits” below.

Deferred Compensation Plan

CSC maintains the CSC Deferred Compensation Plan, which is offered to approximately 2,000 U.S. executives annually. This unfunded plan allows participants to defer receipt of incentive compensation and salary. Additional details can be found under “Fiscal Year 2014 Nonqualified Deferred Compensation” below.

     Career Shares. CSC grants Career Shares in the form of RSUs to a limited number of key executives. Once vested, delivery of shares commences at retirement and is spread ratably in 10 annual installments following retirement, thereby continuing to tie a portion of the executive’s post-retirement income to share value and promoting long-term alignment with stockholder interests. The Career Share program replaces the Company’s Supplemental Executive Retirement Plan which was frozen in 2009. The Committee believes that the Career Share program is a valuable compensation tool for attracting and retaining mid-career executive talent.

     In May 2013, at the beginning of Fiscal Year 2014, each of the NEOs received Career Share grants in an amount equal to 25% of their base salary and EICP earned for Fiscal 2013. Mr. Lawrie’s and Mr. Saleh’s Career Shares fully vest at age 62 (subject to continued employment), or at age 55 with at least five years of continued employment. As a grandfathered participant who entered the program prior to June 2012, Mr. Deckelman’s Career Shares fully vest upon him reaching age 65, or age 55 or older with at least 10 years of service. Since they each entered the program after June 2012, Mr. Budzinski’s and Mr. Zolet’s Career Shares provide for 50% vesting upon each of them reaching age 55 with five years of service, and additional vesting in 10% increments for each additional year of service beyond five years, with full vesting at age 62.

Severance and Change-in-Control Compensation

     In order to offer competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals, we offer certain post-employment benefits to a select group of executive officers, including our NEOs. The Severance Plan for Senior Management and Key Employees (the “Severance Plan”) provides “double trigger” income and benefits continuity protection to the executive for the limited case in which the employment of the executive officer is terminated without cause or for good reason during a specified window of time following a change in control. The Severance Plan is intended to preserve executive productivity and encourage retention during an actual or potential change in control of the Company. We believe the importance of these benefits increases with the position and level of responsibility of the executive.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	49

     We also maintain an Executive Officer Severance Policy (the “Severance Policy”) to provide severance benefits in the discretion of the Compensation Committee and the CEO to certain executives whose employment with the Company is terminated by the Company without cause in situations not involving a change in control. The Severance Policy covers those executives reporting directly to the CEO who are Section 16 officers. An executive who resigns from the Company is not entitled to benefits under the Severance Policy.

     Mr. Lawrie does not participate in the Severance Plan, nor is he covered under the Severance Policy. Instead, the Company has entered into an employment agreement with Mr. Lawrie that provides for certain severance payments. Additional details regarding the Severance Plan, the Severance Policy and Mr. Lawrie’s severance benefits under his employment agreement are provided under “Potential Payments Upon Change in Control and Termination of Employment” below.

     The Company has entered into non-compete agreements with each of our executive officers other than the CEO. These agreements generally prohibit our executives from competing with CSC for 12 months following any termination of employment, prohibit our executives from soliciting our employees or clients for 24 months following any termination of employment, and contain a non-disclosure provision. We entered into these agreements in an effort to protect vital Company interests. Mr. Lawrie is subject to separate non-compete requirements under the terms of his employment agreement.

Perquisites and Other Benefits

     Health Care Benefits. We provide health care benefits to eligible employees, including medical, dental, life, disability and accident insurance. These benefits are available to all U.S. employees generally, including the NEOs. These programs are designed to provide certain basic quality of life benefits and protections.

     Perquisites. CSC provides certain limited perquisites to senior executives, including the NEOs, in order to enhance their security and productivity. The Committee reviews the perquisites provided to the NEOs annually as part of its overall review of executive compensation. The Committee has determined that it is reasonable and competitive to provide relocation benefits to newly hired or relocated executives.

     In addition, the CEO may use Company owned or leased aircraft for personal purposes and, at times, is advised to use such aircraft for security reasons even if for personal travel. The CEO is taxed on the value of this usage according to IRS rules and no tax gross-up is provided for personal usage of corporate aircraft. See the notes to the Summary Compensation Table for more information regarding the perquisites provided to the NEOs.

Compensation Framework

Role of Management

     The CEO, with the assistance of the Chief Human Resources Officer (“CHRO”), conducts an annual review of the total compensation of each executive officer, including the NEOs. The CEO’s review includes an assessment of each executive officer’s performance, the performance of the individual’s respective business or function, executive retention considerations, succession potential and the competitive market. Following such review, the CEO recommends base salaries and target annual and long-term incentive opportunities for the executive officers to the Committee.

Role of the Compensation Committee

     The Committee, which is comprised entirely of independent directors, is responsible for overseeing the Company’s compensation policies and programs. In fulfilling its responsibilities, the Committee annually reviews general trends in executive compensation, compensation design, and the total value and mix of

50	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

compensation for our executive officers. This process includes the review and approval of the target and actual Total Direct Compensation of each executive officer, taking into consideration internal pay equity, tenure and performance of various executive officers, potential future contributions, succession, and competitive market information. Pursuant to its charter, the Committee may delegate any of its responsibilities to a subcommittee or to Company employees or others. The Committee has not delegated its authority for compensation for executive officers. However, the Committee has delegated authority under CSC’s equity incentive plans to the CEO to grant equity awards to employees who are not senior executives, subject to certain limits.

     CEO Compensation. The Committee works directly with its compensation consultant to provide a decision-making framework for setting the CEO’s target Total Direct Compensation. The Committee establishes the goals and objectives relevant to the CEO’s compensation and makes a recommendation to the Board for the CEO’s compensation. The independent directors of the Board review the Committee’s recommendations and determine the CEO’s total compensation, within the framework provided by Mr. Lawrie’s employment agreement.

Role of Compensation Consultant

     To assist the Committee in discharging its responsibilities, the Committee has directly retained PM&P as its independent compensation consultant.

     PM&P consults with the Committee on executive compensation matters generally, including advising on trends and best practices in the design, composition and policies of executive compensation programs and providing commentary and advice on management proposals to the Committee. Specifically, during Fiscal 2014, PM&P advised the Committee on:

  Pay practice trends
  Proxy trends
  CEO compensation
  Non-employee director compensation
  Pay for performance
  Selection of peer group companies; and
  Peer group pay comparisons

     PM&P also attended most Committee meetings at the request of the Committee Chair. Other than the work performed in Fiscal 2014 for the Committee, PM&P did not provide any other services to CSC or its executive officers. Based on this and other factors reviewed by the Committee, the Committee has determined that the work performed by PM&P does not raise any conflict of interest.

Review of Market Compensation Data

     CSC reviews market pay levels and practices for NEOs using a combination of survey data and proxy disclosures on pay for our peer group. The Committee reviews the peer group periodically and identified the following companies as CSC’s peer group for the purposes of reviewing pay levels and practices for December 2012 through October 2013 (including for purposes of reviewing the competitiveness of compensation opportunities for the NEOs for Fiscal 2014): Accenture, plc; Northrop Grumman Corp.; Raytheon Co.; Xerox Corp.; EMC Corporation; L-3 Communications Holdings, Inc.; Texas Instruments, Inc.; Western Digital Corp.; Textron, Inc.; SAIC, Inc.; Automatic Data Processing, Inc.; Motorola Solutions, Inc.; Cognizant Technology Solutions Corp.; Hewlett-Packard Co., International Business Machines, Microsoft Corp., Dell Inc., Seagate Technology Plc, Fidelity National Information Services and Teradata Corp. (the “Peer Group”).

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	51

     The Committee considered several factors in its choice of peers, including the market in which the Company competes for executive talent, certain strategic aspects of the Company’s transformation strategy, and stockholder concerns. The Committee determined that including significantly larger companies as measured by revenue in the Peer Group was appropriate given that we compete with these companies for executive talent, but ensured that PM&P regressed the compensation data for these larger companies to enhance its comparability.

     In October 2013, the Committee revised the Peer Group to eliminate Dell, Inc. (which went private) and SAIC (which split into two separate publicly traded companies), and did not add or change any of the other peers. The resulting Peer Group of 18 is reflected in the following table. CSC Fiscal 2014 revenue of $13.0 billion ranked near the median revenue of $13.1 billion for the 14 revenue-size relevant peer companies.

Peer Group
Revenue
Company Name	($ in billions)*
Hewlett-Packard Co.	111.8
International Business Machines	98.8
Microsoft Corp.	83.3
Accenture, plc	28.8
Northrop Grumman Corp.	24.6
Raytheon Co.	23.3
EMC Corporation	23.3
Xerox Corp.	21.4
Western Digital Corp	15.2
Seagate Technology plc	13.8
L-3 Communications Holdings, Inc.	12.4
Texas Instruments, Inc.	12.3
Textron, Inc.	12.1
Automatic Data Processing	12.0
Cognizant Technology Solutions Corp	9.2
Motorola Solutions, Inc.	8.5
Fidelity National Info. Svc., Inc.	6.1
Teradata Corp.	2.7
____________________

* Represents 12 months of revenue through March 2014 except for:
(1) Hewlett-Packard revenue is for the 12 months ending April 30, 2014.
(2) Accenture, plc revenue is for the 12 months ending February 28, 2014.

52	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Additional Compensation Policies

     In addition to the components of our executive compensation program, we maintain the compensation policies described below.

Policy on Transactions in Company Securities and Related Derivatives

     The Board of Directors has adopted a policy prohibiting directors, corporate officers and each employee of CSC or its subsidiaries who are financial insiders, and members of their immediate families, from entering into any transactions in CSC’s securities except during announced trading periods, or pursuant to a trading plan under Rule 10b5-1 of the Exchange Act and are subject to pre-approval by the Company’s CEO, CFO, CHRO and General Counsel prior to entering any such transaction. In addition, CSC prohibits directors, officers and financial insiders, and members of their immediate families, from derivative security transactions with respect to equity securities of CSC. CSC also discourages persons subject to such policy from margining or pledging CSC stock to secure a loan or purchase shares of CSC stock on margin.

Equity Ownership Guidelines

     The Committee has adopted equity ownership guidelines for senior level executives to encourage them to build their ownership positions in our common stock over time and retain shares they earn through our equity incentive plans. The Committee believes that stock ownership by our executive officers further aligns their interests with those of long-term stockholders. Under the equity ownership guidelines as revised during Fiscal 2014, each senior level executive who has not yet achieved the equity ownership guidelines must retain between 50-70% (depending on the executive’s level) of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises and the vesting of Performance Share Units and (Inducement) Restricted Stock Units until the guideline is achieved. The ownership guidelines for our NEOs are as follows:

Stock Value as a
Position	Percentage of Base Salary
Chief Executive Officer	700%
Other Named Executive Officers	300%

     The Compensation Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through the Company’s Matched Asset Plan (401(k) plan), Career Shares and RSUs (but not Performance Share Units) in determining whether an executive has achieved his designated equity ownership level.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits a company’s annual tax deduction for compensation to its CEO and its three other highest-paid executive officers employed at year-end (other than the CFO) to $1 million per person, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. It is our policy to design and administer our compensation program in a tax efficient manner and the Compensation Committee considers the impact of the deduction limitations imposed by Section 162(m) on the Company. As noted above, compensation decisions are made, among other things, to ensure market competitiveness, to reward outstanding performance, and to attract proven talent. Sometimes this results in compensation amounts being non-deductible under Section 162(m). For example, since the CEO’s salary is above the $1 million threshold, a portion of his salary and his perquisites are not deductible by the Company. In Fiscal 2014, substantially all such compensation was deductible and the effects of any loss of such deduction were insignificant.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	53

Compensation Recoupment Policy

     CSC maintains a compensation recoupment or “clawback” policy that permits the Company to recover performance-based compensation from participants whose fraud or intentional illegal conduct materially contributed to a financial restatement. The policy allows for the recovery of the difference between compensation awarded or paid and the amount which would have been paid had it been calculated based on the restated financial statements, excluding any tax payments. In addition, under the Company’s equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.

Summary Compensation Table

     The following table provides information on the compensation of the Named Executive Officers in the Fiscal Years indicated.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary[1]	Bonus[2]	Awards[3]	Awards[4]	Compensation[5]	Earnings[6]	Compensation[7]	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Michael Lawrie	2014	1,250,000	–	5,929,207	3,582,098	2,182,500	–	323,390	13,267,195
President and Chief	2013	1,250,000	–	13,656,687	2,936,580	3,002,000	–	442,921	21,288,188
Executive Officer	2012	48,077	–	–	–	–	–	1,442	49,519
Paul N. Saleh	2014	700,000	–	1,895,080	1,146,270	781,200	–	4,299	4,526,849
Executive Vice President	2013	600,385	–	2,365,686	924,616	750,512	–	5,326	4,646,525
and Chief Financial
Officer
Gary M. Budzinski	2014	650,000	–	1,618,295	997,863	301,600	–	58,249	3,626,007
Executive Vice President	2013	537,500	–	1,320,431	912,630	504,533	–	56,620	3,331,714
and General Manager,
Global Infrastructure
Services
William L. Deckelman, Jr.	2014	539,700	–	1,050,704	552,355	474,930	2,212	21,294	2,641,195
Executive Vice President	2013	536,077	524,000	851,183	461,759	700,446	12,102	45,564	3,131,131
and General Counsel
David W. Zolet	2014	532,692	–	1,037,220	562,895	529,370	–	25,768	2,687,945
Executive Vice President
& General Manager,
North American
Public Sector
____________________

1.	The amounts shown in Column (c) reflect all salary earned during the fiscal year, whether or not payment was deferred pursuant to the Deferred Compensation Plan or any other plan.

2.	The amount shown in Column (d) reflects a one-time retention award granted to Mr. Deckelman in connection with the announced retirement of Mr. Lawrie’s predecessor in October 2011 and paid one year later in October 2012.

3.	The amounts shown in Column (e) reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for service-vesting Restricted Share Units (i.e., solely inducement awards for new hires), Performance Share Units and Career Shares (where applicable) granted during the fiscal year.

54	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Pursuant to Regulation S-K Item 402(c)(2)(v), the amounts shown exclude the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Note 1 to the Company’s consolidated financial statements set forth in the Company’s 2014 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. Performance Share Units and RSUs canceled or forfeited during Fiscal Year 2014 are as follows:

Fiscal 2014 Total Stock Award
Name	Cancellations/Forfeitures
William L. Deckelman, Jr.	5,928
David W. Zolet	2,290

These cancellations/forfeitures represent Fiscal 2012 PSU awards which did not vest. See “Compensation Discussion and Analysis – Long-Term Incentive Compensation – Fiscal 2012 PSUs” for additional information.

Stock awards granted consisted of RSUs and Performance Share Units. For all Performance Share Units, the amounts included in Column (e) reflect the value at the grant date based upon the estimated performance during the performance period. Based on grant date values, the maximum values of the Fiscal 2014 stock awards are as follows:

Fiscal 2014 Stock
Awards at
Name	Maximum Value ($)
J. Michael Lawrie	10,860,041
Paul N. Saleh	3,472,966
Gary M. Budzinski	2,991,907
William L. Deckelman, Jr.	1,811,049
David W. Zolet	1,812,076

4.	The amounts shown in Column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year.

Pursuant to Regulation S-K Item 402(c)(2)(vi), the amounts shown exclude the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of stock options, reference is made to the section of Note 1 to the Company’s consolidated financial statements set forth in the Company’s 2014 Annual Report on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718.

During Fiscal 2014, no Named Executive Officer had experienced the cancellation or forfeiture of any stock option grant.

5.	The amounts shown in Column (g) reflect amounts earned during the fiscal year under the EICP (formerly named AMIP through Fiscal 2013), whether or not payment was deferred pursuant to the Deferred Compensation Plan.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	55

6.	Mr. Deckelman is the sole NEO participating in the Pension Plan. No Deferred Compensation Plan participant (including any NEO participant) had received above-market or preferential earnings during Fiscal Year 2014 from the Deferred Compensation Plan.

7.	Column (i) includes the total dollar amount of all other compensation, perquisites and other property paid to the NEOs. The Company provided the following perquisites and other personal benefits, or property, to NEOs, except as otherwise indicated: personal use of Company aircraft (Mr. Lawrie), housing allowance (Mr. Lawrie), executive medical exam (Mr. Lawrie), commuting expenses (Mr. Budzinski), and financial planning services (Messrs. Budzinski, Zolet, and Deckelman). In addition, the Company makes matching contributions to the Company’s broad-based 401(k) defined contribution plan on behalf of all participants, including the NEOs. The Company also pays premiums for life insurance policies for the benefit of the NEOs, none of whom has or will receive, or has been allocated, an interest in any cash surrender value under these policies. None of the NEOs received any tax reimbursements during Fiscal Year 2014.

The incremental cost of each perquisite representing more than 10% of the value of all of an executive’s perquisites or, if greater, more than $25,000, and the amount of matching contributions to the defined contribution plan and life insurance premiums paid for each NEO in Fiscal Year 2014 are set forth below:

			401(k) Plan	Basic Life
Named Executive Officer	Personal Use of	Commuting	Matching	Insurance
(NEO)	Company Aircraft	Expenses	Contributions	Premiums
J. Michael Lawrie	293,178	–	7,548	1,524
Paul N. Saleh	–	–	3,231	1,068
Gary M. Budzinski	–	33,839	4,500	991
William L. Deckelman, Jr	–	–	3,736	823
David W. Zolet	–	–	3,808	813

The incremental cost of Mr. Lawrie’s use of Company aircraft is based on the variable costs to the Company, including fuel costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. This calculation does not include fixed costs which do not change based on usage, such as depreciation, leasing costs, and flight crew salaries.

Beginning January 1, 2014, matching contributions to the Company’s defined contribution (401(k)) plan will occur annually in January, with the first annual matching contribution to be made in January 2015. Previously, matching contributions were made during each pay period. All NEOs are vested completely in the matching contributions already credited to their 401(k) accounts because they each have over one year of CSC service. (Likewise, all employees with at least one year of CSC service participating in the 401(k) plan are vested completely in the matching contributions already credited to their accounts.)

56	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Summary of CEO Compensation Realized in Fiscal 2014

     The table below provides a different perspective on compensation that is supplemental to the information contained in the Summary Compensation Table. This table details the pre-tax income realized by Mr. Lawrie during Fiscal 2014 from base salary, annual incentive compensation, and annual cycle and inducement long term equity incentive compensation from which Mr. Lawrie has received cash or vested shares (including dividend equivalents paid on RSUs). It does not include non-qualified deferred compensation or other compensation included in column “h” of the Summary Compensation Table or vested, unexercised stock options.

     Mr. Lawrie’s employment agreement provides for a one-time inducement equity award in addition to annual cycle long-term equity awards. The inducement equity award was granted to Mr. Lawrie on April 16, 2012 and consisted of 400,000 restricted stock units. Half of this inducement equity award is subject to performance-vesting conditions designed to drive sustained increases in CSC’s stock price. This performance-based award vests in four equal tranches of 50,000 shares if specific share price targets are met and sustained (i.e., 20%. 40%, 60%, and 80% share price increases measured by average closing share price over 30 consecutive trading days vs. $28.32, the 3-month average closing CSC stock price measured prior to Mr. Lawrie joining CSC as its CEO on March 19, 2012). Consistent with the anticipated 3-5 year time frame for the Company’s turnaround, these performance targets were designed with a maximum lifespan of 5 years, meaning that any portion of the performance-based award not earned by April 2017 will be forfeited. Nevertheless, the first three of the four tranches were earned during Fiscal 2013 because CSC had achieved the pre-specified performance goals (i.e., 20%, 40%, and 60% stock-price increases measured with a 30-day average closing stock price).

     Again in Fiscal 2014, the majority of Mr. Lawrie’s realized compensation emanated from performance-based awards. Due to the initial success of the Company’s turnaround strategy and the increase in CSC’s share price, the fourth and final tranche of performance-based inducement RSUs vested during Fiscal 2014 (i.e., upon CSC achieving 80% stock-price growth measured with a 30-day average stock price). The Company’s success also enabled 25% of Fiscal 2013 annual cycle PSU grants to vest on an accelerated basis after certification of Fiscal 2013 earnings per share target achievement.

		Annual	Pre-Tax
	Applicable	Rate/	Realized
Cash Compensation	Period	Target ($)	Amount ($)	Explanation
Salary	Fiscal 2014	$1,250,000	$1,250,000	Represents base salary for full FY2014.

Annual Cash Incentive	Fiscal 2014	$1,875,000	$2,182,500

Target EICP was set at 150% of base salary. Actual EICP paid at 175% of Base Salary (i.e., at 116% of Target) because of CSC’s and Mr. Lawrie’s performance vs. pre-specified FY2014 EICP goals, as described in the CD&A.

Total Cash Compensation		$3,125,000	$3,432,500

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	57

		Award	Pre-Tax
	Applicable	Date Value	Realized
Equity Compensation	Period	($)	Amount ($)
Time-Vesting Inducement RSUs	Fiscal 2014	$1,368,000	$3,095,024

A total of 50,000 Time-Vesting Inducement RSUs (representing 25% of the 200,000 RSU grant with a 4-year graded vesting schedule) vested on March 28, 2014 (i.e., the final day of FY2014). The Pre-Tax Realized Income includes the 120.4% CSC stock price increase from grant date through vesting date plus $80,524 of dividend equivalents, equal to CSC TSR (Total Shareholder Return) of 129.1% during that period.

Performance-Vesting Inducement RSUs	Fiscal 2014	$1,368,000	$2,675,483	Vesting of the 200,000 Performance-Vesting Inducement RSUs is contingent upon CSC achieving 20%, 40%, 60%, and 80% stock price increases measured over 30 consecutive trading days vs. the Base Price of $28.32 (i.e., 3-month average closing CSC stock price prior to Mr. Lawrie joining CSC as its CEO on March 19, 2012). 150,000 PSUs (75% of the entire grant) had vested during FY2013.

				The fourth and final tranche of 50,000 Performance-Vesting Inducement RSUs vested on September 11, 2013 when CSC had achieved a 80% stock price increase measured with the average closing CSC stock price over 30 consecutive trading days vs. the Base Price of $28.32. The pre-tax realized value from the vesting of this PSU tranche was $2,675,483 (i.e., 50,000 shares X $52.30 CSC closing share price on the September 11, 2013 vesting date = $2,615,000 plus Dividend Equivalents of $60,483).

58	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

		Award	Pre-Tax
	Applicable	Date Value	Realized
Equity Compensation	Period	($)	Amount ($)
FY2013 Performance-Vesting Annual Cycle RSUs	Fiscal 2013	$1,187,814	$2,048,824

On May 15, 2013, 45,010 PSUs = 25% of the FY2013 Annual Cycle PSU grant had experienced accelerated vesting because FY2013 EPS had exceeded the pre-specified FY2013 EPS threshold for such accelerated vesting. The Pre-Tax Realized Income includes the 67.6% CSC stock price increase from grant date through vesting date plus $36,427 of dividend equivalents, equal to CSC TSR (Total Shareholder Return) of 71.6% during that period.

Total Equity Compensation		$3,923,814	$7,819,331
Total Realized Compensation		$7,048,814	$11,251,831

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	59

Grants of Plan-Based Awards

     The following table provides information on EICP awards, RSUs and stock options granted to the NEOs in the Fiscal Year ended March 28, 2014.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:		Date Fair
									Number	Number	Exercise	Value of
			Estimated Possible Payouts			Estimated Future Payouts			of	of	or Base	Stock
			Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	and
			Plan Awards[1]			Plan Awards[2]			of Stock	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units[3]	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
J. Michael Lawrie
EICP			937,500	1,875,000	3,750,000	–	–	–	–	–	–	–
RSUs – Performance	5/20/2013	5/15/2013	–	–	–	27,608	110,433	220,866	–	–	–	4,930,833
RSUs – Career Shares	5/20/2013	5/15/2013	–	–	–	–	–	–	22,360	–	–	998,374
Stock Options	5/20/2013	5/15/2013	–	–	–	–	–	–	–	262,369	44.65	3,582,098
Paul N. Saleh
EICP			350,000	700,000	1,400,000	–	–	–	–	–	–	–
RSUs – Performance	5/20/2013	5/13/2013	–	–	–	8,835	35,339	70,678	–	–	–	1,577,886
RSUs – Career Shares	5/20/2013	5/13/2013	–	–	–	–	–	–	7,104	–	–	317,194
Stock Options	5/20/2013	5/13/2013	–	–	–	–	–	–	–	83,958	44.65	1,146,270
Gary M. Budzinski
EICP			325,000	650,000	1,300,000	–	–	–	–	–	–	–
RSUs – Performance	5/20/2013	5/13/2013	–	–	–	7,691	30,764	61,528	–	–	–	1,373,613
RSUs – Career Shares	5/20/2013	5/13/2013	–	–	–	–	–	–	5,480	–	–	244,682
Stock Options	5/20/2013	5/13/2013	–	–	–	–	–	–	–	73,088	44.65	997,863
William L. Deckelman, Jr.
EICP			269,850	539,700	1,079,400	–	–	–	–	–	–	–
RSUs – Performance	5/20/2013	5/13/2013	–	–	–	4,257	17,029	34,058	–	–	–	760,345
RSUs – Career Shares	5/20/2013	5/13/2013	–	–	–	–	–	–	6,503	–	–	290,359
Stock Options	5/20/2013	5/13/2013	–	–	–	–	–	–	–	40,457	44.65	552,355
David W. Zolet
EICP			275,000	550,000	1,100,000	–	–	–	–	–	–	–
RSUs – Performance	5/20/2013	5/13/2013	–	–	–	4,339	17,354	34,708	–	–	–	774,856
RSUs – Career Shares	5/20/2013	5/13/2013	–	–	–	–	–	–	5,876	–	–	262,363
Stock Options	5/20/2013	5/13/2013	–	–	–	–	–	–	–	41,229	44.65	562,895
____________________

1.	The amounts shown in Columns (d), (e) and (f) reflect the threshold, target and maximum amounts which could be earned under the EICP for Fiscal 2014. Actual amounts earned for Fiscal 2014 under the EICP are set forth in column (g) of the Summary Compensation Table.

2.	The number of shares which vest ranges from 25% of the target shares if Fiscal 2014 or Fiscal 2015 Earnings Per Share threshold is met, to a maximum of 200% of the target shares if Fiscal 2016 Earnings Per Share (EPS) maximum is achieved. The threshold number contained in Column (g) represents achievement of 25% of target, but the actual payment could range to zero. On May 22, 2014, accelerated vesting of 25% of the target number of units occurred when the Fiscal 2014 10-K was filed. Thus, 25% of the target units were earned and paid during the first quarter of Fiscal Year 2015.

3.	Career Shares granted in Fiscal 2014 were RSUs that vest upon the executive reaching a certain age and/or a certain number of years of service. See “Compensation Discussion and Analysis – Other Executive Compensation – Career Shares” for additional details. They are settled in shares of CSC stock at the rate of 10% of the shares granted on each of the first ten anniversaries of the executive’s retirement date.

60	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

     The following table provides information on unexercised stock options and unvested RSUs held by the NEOs on March 28, 2014.

		Option Awards				Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan Awards:
								Number of	Market or
								Unearned	Payout Value
		Number of				Number of	Market Value	Shares,	of Unearned
		Securities	Number of			Shares or	of Shares or	Units or	Shares,
		Underlying	Securities			Units of	Units of	Other	Units or
		Unexercised	Underlying	Option		Stock	Stock	Rights That	Other Rights
		Options	Unexercised	Exercise	Option	That Have	That Have	Have Not	That Have
		(#)	Options (#)	Price	Expiration	Not Vested	Not Vested[1]	Vested[2]	Not Vested[1,2]
Name		Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
J. Michael Lawrie	5/20/2013	–	262,369 [3]	44.65	5/20/2023	–	–	–	–
	5/20/2013	–	–	–	–	–	–	110,433 [4]	6,658,006
	5/20/2013	–	–	–	–	22,360 [5]	1,348,084	–	–
	5/22/2012	–	–	–	–	–	–	135,031 [6]	8,141,019
	4/16/2012	269,240	134,619 [7]	27.36	4/16/2022	–	–	–	–
	4/16/2012	–	–	–	–	100,000 [8]	6,029,000	–	–
Paul N. Saleh	5/20/2013	–	83,958 [3]	44.65	5/20/2023	–	–	–	–
	5/20/2013	–	–	–	–	–	–	35,339 [4]	2,130,588
	5/20/2013	–	–	–	–	7,104 [9]	428,300	–	–
	6/15/2012	46,377	92,753 [10]	24.71	6/15/2022	–	–	–	–
	6/15/2012	–	–	–	–	–	–	45,554 [6]	2,746,451
	6/15/2012	–	–	–	–	35,000 [11]	2,110,150	–	–
Gary M. Budzinski	5/20/2013	–	73,088 [3]	44.65	5/20/2023	–	–	–	–
	5/20/2013	–	–	–	–	–	–	30,764 [4]	1,854,762
	5/20/2013	–	–	–	–	5,480 [12]	330,389	–	–
	7/16/2012	–	93,525 [13]	23.33	7/16/2022	–	–	–	–
	7/16/2012	–	–	–	–	–	–	42,449 [6]	2,559,250
William L. Deckelman, Jr.	5/20/2013	–	40,457 [3]	44.65	5/20/2023	–	–	–	–
	5/20/2013	–	–	–	–	–	–	17,029 [4]	1,026,678
	5/20/2013	–	–	–	–	6,503 [14]	392,066	–	–
	5/22/2012	21,190	42,379 [15]	26.39	5/22/2022	–	–	–	–
	5/22/2012	–	–	–	–	–	–	20,821 [6]	1,255,298
	5/22/2012	–	–	–	–	4,492 [14]	270,823	–	–
	6/20/2011	24,503	12,251 [16]	38.55	6/20/2021	–	–	–	–
	6/20/2011	–	–	–	–	–	–	784 [17]	47,267
	6/20/2011	–	–	–	–	7,841 [11]	472,734	–	–
	6/20/2011	–	–	–	–	4,561 [14]	274,983	–	–
	5/25/2010	23,497	–	48.22	5/25/2020	–	–	–	–
	5/25/2010	–	–	–	–	5,051 [14]	304,525	–	–
	5/26/2009	26,300	–	42.12	5/26/2019	–	–	–	–
	5/26/2009	–	–	–	–	6,801 [14]	410,032	–	–
	5/27/2008	21,879	–	48.61	5/27/2018	–	–	–	–
	5/27/2008	–	–	–	–	1,024 [14]	61,737	–	–
	2/15/2008	8,333	–	44.91	2/15/2018	–	–	–	–

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	61

		Option Awards				Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan Awards:
								Number of	Market or
								Unearned	Payout Value
		Number of				Number of	Market Value	Shares,	of Unearned
		Securities	Number of			Shares or	of Shares or	Units or	Shares,
		Underlying	Securities			Units of	Units of	Other	Units or
		Unexercised	Underlying	Option		Stock	Stock	Rights That	Other Rights
		Options	Unexercised	Exercise	Option	That Have	That Have	Have Not	That Have
		(#)	Options (#)	Price	Expiration	Not Vested	Not Vested[1]	Vested[2]	Not Vested[1,2]
Name		Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
David W. Zolet	5/20/2013	–	41,229 [3]	44.65	5/20/2023	–	–	–	–
	5/20/2013	–	–	–	–	–	–	17,354 [4]	1,046,273
	5/20/2013	–	–	–	–	5,876 [18]	354,264	–	–
	5/22/2012	14,920	29,839 [15]	26.39	5/22/2022	–	–	–	–
	5/22/2012	–	–	–	–	–	–	14,660 [6]	883,851
	6/20/2011	7,706	3,853 [16]	38.55	6/20/2021	–	–	–	–
	6/20/2011	–	–	–	–	–	–	247 [17]	14,892
	6/20/2011	–	–	–	–	2,466 [11]	148,675	–	–
	8/16/2010	9,861	–	42.25	8/16/2020	–	–	–	–
____________________

1.	As required by Regulation S-K Item 402(f)(2), the market value of RSUs shown in Column (f) and Performance Share Units shown in Column (h) is based on the $60.29 closing market price of CSC common stock on March 28, 2014.

2.	As required by Regulation S-K Item 402(f)(2), the number of unearned Performance Share Units and the market value of unearned Performance Share Units shown in Columns (h) and (i) are based on achieving target performance goals, except for Performance Share Units granted during Fiscal Year 2012, which are based on achieving threshold performance goals (which would have resulted in a payout equal to 10% of the target payout). As discussed previously, it was determined after the end of Fiscal 2014 that none of the Fiscal 2012 PSUs had been earned.

3.	Vests in equal tranches on the first three anniversaries of the grant date.

4.	Represents the target number of unearned Performance Share Units that vest, subject to satisfaction of performance conditions of the Company’s performance for the three-year period ending on the last day of Fiscal Year 2016. Vesting may occur earlier if the Company’s performance is at or above certain levels of performance during Fiscal Year 2014 or Fiscal Year 2015. On May 22, 2014 when the Fiscal 2014 10-K was filed with the SEC, accelerated vesting of 25% of target PSUs granted in Fiscal 2014 had occurred. Thus, 25% of the target units were earned and paid during the first quarter of Fiscal Year 2015.

5.	Represents Career Shares that will vest on June 5, 2015.

6.	Represents 75% of the target number of unearned Performance Share Units that vest, subject to satisfaction of performance conditions of the Company’s performance for the three-year period ending on the last day of Fiscal Year 2015. Vesting may occur earlier if the Company’s performance is at or above certain levels of performance during Fiscal Year 2013 or Fiscal Year 2014. On May 15, 2013, the Compensation Committee determined that the metrics for Fiscal 2013 had been achieved. Thus, 25% of the target units were earned and paid during the first quarter of Fiscal Year 2014. In addition, on May 22, 2014 when the Fiscal 2014 10-K was filed with the SEC, an additional 25% of the target units were earned and paid.

62	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

7.	Will vest on March 19, 2015.

8.	Represents Mr. Lawrie’s Inducement Service RSUs. One-fourth vests on the final day of each of the four Fiscal Years following the grant date. The remaining vesting dates are April 3, 2015 and April 1, 2016, respectively.

9.	Represents Career Shares that will vest on June 23, 2017.

10.	Half will vest on June 15, 2014 and the remaining half on June 15, 2015.

11.	Represents a one-time inducement award of Service RSUs that vest on the third anniversary of the grant date.

12.	Represents Career Shares that will vest 50% on June 4, 2017, 10% on June 4, 2018, and the remaining 40% on August 28, 2018.

13.	Half will vest on July 26, 2014 and the remaining half on July 26, 2015.

14.	Represents Career Shares that will vest on January 14, 2018.

15.	Half will vest on May 22, 2014 and the remaining half on May 22, 2015.

16.	Will vest on June 20, 2014.

17.	Represents threshold performance that would result in a payout equal to 10% of the target payout for the Fiscal 2012 Performance Share Units. None of the Fiscal 2012 Performance Share Units vested due to the Company’s performance for the Fiscal 2012-2014 performance cycle.

18.	Represents Career Shares that will vest 50% on March 9, 2016, 10% on July 26, 2016 and 10% on each succeeding anniversary thereof.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	63

Option Exercises and Stock Vested

     The following table provides information on stock options held by the NEOs that were exercised and RSUs held by the NEOs that vested during the Fiscal Year ended March 28, 2014.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired	Realized	Acquired	Value Realized
	on Exercise[1]	on Exercise	on Vesting[2]	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
J. Michael Lawrie	—	—	145,010	7,641,897
Paul N. Saleh	—	—	15,184	678,877
Gary M. Budzinski	46,763	1,262,133	14,149	632,602
William L. Deckelman, Jr.	—	—	12,869	566,777
David W. Zolet	—	—	11,417	555,119
____________________

1.	Reflects the gross number of shares acquired on exercise. The total number of shares acquired and the value realized net of shares withheld for the exercise price and applicable taxes for Mr. Budzinski was 13,400 and $674,288, respectively.

2.	Reflects the gross number of underlying shares for restricted stock units on the vest date. For Mr. Lawrie, these shares represent the partial vesting of his Fiscal 2013 PSUs, Performance-Vesting Inducement RSUs and Time-Vesting Inducement RSUs. For Mr. Deckelman, these shares represent the partial vesting of his Fiscal 2013 PSUs and the vesting of his May 2010 RSU grants. For Mr. Zolet, these shares represent the partial vesting of his Fiscal 2013 PSUs and the vesting of his August 2010 RSU grants. For all other NEOs, these shares represent that partial vesting of their Fiscal 2013 PSUs. The total number of shares acquired and the value realized net of shares withheld for tax payment to each of the Named Executive Officers are as follows:

	# of Shares
	Issued on	Value Realized
Name	Vesting	on Vesting ($)
J. Michael Lawrie	81,012	4,287,642
Paul N. Saleh	10,158	454,164
Gary M. Budzinski	9,624	430,289
William L. Deckelman, Jr.	8,608	379,114
David W. Zolet	6,619	319,896

64	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

Pension Benefits

     Mr. Deckelman is the only NEO who participates in the Company’s tax-qualified Pension Plan. The following table provides information on the actuarial value of Mr. Deckelman’s accumulated benefit under the Pension Plan as of March 28, 2014, determined using the assumptions set forth in Note 14 of the Company’s 2014 Annual Report filed on Form 10-K.

Payments
			Present Value of	During
		Number of Years	Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
William L. Deckelman, Jr.	Pension Plan	6	95,683	–

     The Pension Plan is a contributory, career average defined benefit pension plan. The Pension Plan generally provides for annual retirement benefits, calculated on a single life annuity basis, equal to 2.25% of the participant’s base salary during all years of participation. The Pension Plan was “frozen” for most participants, including Mr. Deckelman, effective July 10, 2009, and no new accruals have occurred after that date.

     Pursuant to Internal Revenue Code requirements, the maximum benefits payable under the Pension Plan and the maximum base salary used to compute Pension Plan benefits are limited each year. For calendar year 2009, the year in which the plan was frozen, the maximum annual benefit was $195,000 and the maximum base salary was $245,000.

Fiscal Year 2014 Nonqualified Deferred Compensation

     The Deferred Compensation Plan is an unfunded, nonqualified plan that permits participants to defer U.S. federal and most state income tax on up to 100% of their annual cash incentive award, up to 80% of their annual base salary, and up to 100% of amounts payable in cash to non-employee directors for board services.

     Each participant is required to select from among four notional investment options, and deferred amounts are credited with earnings (or losses) based on the participant’s investment choices. The notional investment options mirror actual investment options offered under the Company’s broad-based 401(k) defined contribution plan. The annual returns of the notional investment options for the twelve-month period ending March 31, 2014 were as follows: SSgA Money Market Fund, 0.08%; BlackRock Core Bond, 0.09%; Mellon S&P 500 Index Fund, 21.83%; and SSgA Target Retirement Income, 4.33%.

     Participants elect when they wish to receive distributions of their Deferred Compensation Plan account balances upon retirement, death, disability, change in control or a date certain. There is a potential six-month delay in payments under the Deferred Compensation Plan to certain specified employees (as determined under Section 409A of the Internal Revenue Code) for amounts deferred on or after January 1, 2005 (as determined under Section 409A). The Deferred Compensation Plan provides for the crediting of earnings during any such payment delay period.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	65

     The following table summarizes, for each NEO, the contributions and earnings under the Deferred Compensation Plan in Fiscal Year 2014 and the aggregate account balance as of March 28, 2014.

	Executive	Aggregate	Aggregate	Aggregate
	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)	Last FY ($)	Distribution ($)	Last FYE ($)
(a)	(b)	(c)	(d)	(e)
J. Michael Lawrie	3,002,000	312,605	—	3,314,605
Paul N. Saleh	—	—	—	—
Gary M. Budzinski	100,907	59	—	100,966
William L. Deckelman, Jr.	—	13,592	—	78,738
David W. Zolet	261,268	12,054	—	474,391

     The Executive Contributions set forth on Column (b) of this table are reported as compensation in the applicable column of the Summary Compensation Table (i.e., Salary and/or Non-Equity Incentive Plan Compensation) for Fiscal 2014. Earnings are not reported in the Summary Compensation Table. There were no Company contributions to the Deferred Compensation Plan on behalf of any NEOs for Fiscal 2014.

Potential Payments Upon Change in Control and Termination of Employment

     We offer certain post-employment benefits to a select group of executive officers, including our NEOs. With the exception of the CEO, these post-employment benefits are limited to the payments and benefits provided under the Severance Plan for Senior Management and Key Employees (the “Severance Plan”) and the Executive Severance Policy (the “Severance Policy”). Mr. Lawrie does not participate in the Severance Plan or the Severance Policy; however, he is entitled to certain post-employment benefits under his employment agreement. The post-employment benefits for our NEOs are described below.

Change in Control Termination Benefits

     The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under plans and arrangements existing as of March 28, 2014 (the final day of Fiscal Year 2014), if a change in control had occurred on that date and, in circumstances explained below, the executive’s employment had terminated. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, and in accordance with SEC regulations, based on the Company’s closing stock price of $60.29 on March 28, 2014. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad based 401(k) plan.

     The actual amounts that would be paid upon a NEO’s termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

66	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

  Cash Severance Benefit: Under the Severance Plan and Mr. Lawrie’s employment agreement, upon an involuntary termination or a voluntary termination for good reason following a change in control (and, in the case of executives other than Mr. Lawrie, within a specified number of years following a change in control), executives are paid a multiple of base salary plus average annual earned/paid EICP during the three fiscal years prior to which employment termination had occurred;

  Pro-Rata Bonus: Mr. Lawrie’s employment agreement provides that, in the event of an involuntary termination or termination for good reason following a change in control, Mr. Lawrie also will receive a pro-rata annual bonus (EICP) for the year in which the termination occurs based on his target bonus for the fiscal year in which the termination occurs;

  Benefits Continuation: The Severance Plan and Mr. Lawrie’s employment agreement provide that upon an involuntary termination or termination for good reason following a change in control (and, in the case of executives other than Mr. Lawrie, within a specified number of years following a change in control), executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment;

  Equity Awards: The amounts reported in the table below are the intrinsic value of stock options and RSU awards (including Performance Share Units and Career Shares) that vest upon a change in control regardless of whether the executive officer’s employment terminates; and

  Excise Tax and Gross Up: None of the NEOs is entitled to an excise tax gross up. To the extent that any payments or benefits provided to Severance Plan participants or to Mr. Lawrie (under his employment agreement) constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, these payments will be reduced to the maximum amount that the executive may receive without becoming subject to the excise tax imposed under Section 4999 of the Code if it is determined that the executive would retain more, on an after-tax basis, having such payments so reduced.

     Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

			Early Vesting of:
	Cash	Misc.		Time			Excise
	Severance	Benefits	Stock	Vesting		Total	Tax Paid	Net
	Benefit[1]	Continuation	Options[2]	RSUs[2]	PSUs[2]	Payments	By NEO[3]	Payments[3]
Name	($)	($)	($)	($)	($)	($)	($)	($)
J. Michael Lawrie	10,686,500	32,923	8,536,455	7,377,084	14,799,025	41,431,987	7,124,544	34,307,443
Paul N. Saleh	2,901,024	36,165	4,613,255	2,538,450	4,877,039	14,965,933	2,855,570	12,110,363
Gary M. Budzinski	2,309,066	47,793	4,599,780	330,389	4,414,012	11,701,041	2,214,157	9,486,884
William L. Deckelman, Jr.	1,750,364	36,584	2,335,732	2,186,899	2,754,710	9,064,290	1,576,421	7,487,869
David W. Zolet	1,780,304	36,584	1,740,128	502,939	2,078,799	6,138,755	1,126,824	5,011,931
Totals	19,427,258	190,049	21,825,350	12,935,761	28,923,585	83,302,006	14,897,516	68,404,490
____________________

1.	Cash severance was calculated by adding Fiscal 2014 base salary, three-year average EICP payout (i.e., for Fiscal Years 2011-2013 performances), and for Mr. Lawrie, Target Fiscal 2014 EICP.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	67

2.	The intrinsic value of RSUs and PSUs, per share, is equal to the closing market price of CSC common stock on March 28, 2014 ($60.29), the final day of Fiscal Year 2014. The intrinsic value of a stock option, per share, is equal to the excess of (a) the closing market price of CSC common stock on March 28, 2014, over (b) the option’s exercise price per share. All outstanding PSUs were assumed to vest at target upon a change-in-control. All outstanding service-vesting RSUs and unvested stock options were assumed to vest upon a change-in-control.

3.	Reducing the full payment to each NEO such that the executive would not be subject to the excise tax imposed under Section 4999 of the Code would result in a smaller overall payment than if the executive was subject to the excise tax on the full payment. Therefore, the full payment, net of excise taxes, is shown above in the “Net Payments” column.

     Severance Plan for Senior Management and Key Employees. Each of the NEOs other than Mr. Lawrie participates in the Severance Plan, which provides certain benefits to participants in the event of a Change of Control (as defined below) of the Company. If there were a Change of Control and any of them either:

  had a voluntary termination of employment for Good Reason (as defined below) within two years afterward, or had an involuntary termination of employment, other than for death, disability or Cause (as defined below), within three years afterward,

then he would receive a one-time payment and certain health and welfare benefits during a specified period after termination. The amount of the one-time payment is equal to two times the participant’s then-current annual base salary plus the average of the three most recent annual EICP awards paid or determined. The number of years after termination of employment during which a participant would receive health and welfare benefits is equal to the same applicable multiple.

     There is a potential six-month delay in payments and benefits provided under the Severance Plan to certain specified employees (as determined under Section 409A). The Severance Plan provides for the crediting of earnings during any such payment or benefits delay period.

     For purposes of the Severance Plan, the following definitions apply:

  “Change of Control” means the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Internal Revenue Code.

  A participant’s termination of employment with the Company is deemed for “Good Reason” if it occurs within six months of any of the following without the participant’s express written consent:
  A substantial change in the nature, or diminution in the status, of the participant’s duties or position from those in effect immediately prior to the Change of Control;

  A reduction by the Company in the participant’s annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control;

  A reduction by the Company in the overall value of benefits provided to the participant, as in effect on the date of a Change of Control or as in effect thereafter if such benefits have been increased and the increase was approved prior to the Change of Control;
68	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

  A failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the participant’s participation in any such plan, unless the participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

  A failure to provide the participant the same number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the Change of Control;

  Relocation of the participant’s principal place of employment to any place more than 35 miles from the participant’s previous principal place of employment;

  Any material breach by CSC of any provision of the Severance Plan or of any agreement entered into pursuant to the Severance Plan or any stock option or restricted stock agreement;

  Conduct by the Company, against the participant’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; or

  Any failure by the Company to obtain the assumption of the Severance Plan or any agreement entered into pursuant to the Severance Plan by any successor or assign of CSC;

provided that for purposes of bullets 2 through 5 above, “Good Reason” will not exist (i) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (ii) if the reduction in aggregate value is due to reduced performance by the Company, the operating unit of the Company for which the participant is responsible, or the participant, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change of Control.

  “Cause” means:
  fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

  conviction of a felony involving a crime of moral turpitude;

  willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

  substantial and willful failure to render services in accordance with the terms of the Severance Plan (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the participant in writing by or on behalf of CSC’s Board of Directors at least 60 days prior to termination identifying the manner in which the Board believes that the participant has failed to perform and (ii) the participant has thereafter failed to remedy such failure to perform.
COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	69

     Vesting of Equity Awards Upon Change in Control. All stock options and RSUs held by the NEOs provide for accelerated vesting upon a Change in Control (as defined in the Severance Plan above), although in some cases the accelerated vesting can be prevented by action of the Compensation Committee. Stock options and RSUs, including Performance Share Units and Career Shares, granted after Fiscal Year 2009, provide for accelerated vesting upon a Change in Control, defined as a change in ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined in Section 409A of the Internal Revenue Code.

Termination Benefits Unrelated to Change in Control

     The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under plans and arrangements existing as of March 28, 2014, if their employment had been terminated on that date in the circumstances explained below. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, and in accordance with SEC regulations, based on the Company’s closing stock price of $60.29 on March 28, 2014. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad based 401(k) plan.

     The actual amounts that would be paid upon a NEO’s termination of employment absent a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

     The benefits payable as a result of a termination of employment as reported in the columns of this table are as follows:

  Cash Severance Benefit: Under the Severance Policy and Mr. Lawrie’s employment agreement, upon an involuntary termination without cause (or, in Mr. Lawrie’s case, a voluntary termination for good reason), executives are paid a multiple of base salary (plus, in Mr. Lawrie’s case, his target annual bonus under the EICP).

  Pro-Rata Bonus: The Severance Policy and Mr. Lawrie’s employment agreement provide that, in the event of an involuntary termination without cause (or, in Mr. Lawrie’s case, termination for good reason), executives also will receive a pro-rata annual bonus (EICP) for the year in which the termination occurs based on actual performance;

  Benefits Continuation: The Severance Policy and Mr. Lawrie’s employment agreement provide that upon an involuntary termination without cause, executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment; and

  Equity Awards: The amounts reported in the table below are the intrinsic value of Inducement service-vesting RSU awards that would vest upon a termination of the executive officer’s employment without cause (or, in Mr. Lawrie’s case, for good reason).
70	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

			Early Vesting of:
	Cash	Benefits	Stock		Aggregate
	Severance	Continuation	Options	RSUs	Payments
Name	Benefit ($)[1]	($)[2]	($)	($)[3]	($)
J. Michael Lawrie	8,432,500	24,692	—	6,029,000	14,486,192
Paul N. Saleh	1,481,200	18,083	—	2,110,150	3,609,433
Gary M. Budzinski	951,600	23,897	—	—	975,497
William L. Deckelman, Jr.	1,014,630	18,292	—	—	1,032,922
David W. Zolet	1,079,370	18,292	—	—	1,097,662
Totals	12,959,300	103,256	—	8,139,150	21,201,706
____________________

1.	Mr. Lawrie is entitled to two times base salary plus target bonus (EICP), plus a pro-rata bonus (EICP) for the year of employment termination. Every other NEO is entitled to 12 months of base salary continuation plus a pro-rata bonus (EICP) for the year of employment termination. For purposes of this disclosure, actual Fiscal 2014 EICP is used as the pro-rata bonus described above.

2.	Mr. Lawrie is entitled to 18 months of Company-subsidized COBRA continuation coverage, while the other NEOs are entitled to 12 months of Company-subsidized COBRA continuation coverage.

3.	The intrinsic value of each Inducement service-vesting RSU (the only type of RSU included in this table) is equal to the closing CSC stock price on March 28, 2014 ($60.29), CSC’s fiscal year end date. For Mr. Lawrie, this amount solely consists of 100,000 of Inducement Service-Vesting RSUs that had not vested as of March 28, 2014. For Mr. Saleh, the amount solely includes 35,000 Inducement Service-Vesting RSUs.

     Executive Officer Severance Policy. In August 2012, the Company also adopted an Executive Officer Severance Policy (the “Severance Policy”) to provide severance benefits to certain executives whose employment with the Company is terminated in situations not involving a change in control. The Severance Policy covers only those executive officers reporting directly to the Chief Executive Officer who are subject to Section 16 of the 1934 Act.

     Upon termination of employment by the Company without cause (as defined in the Severance Policy), each covered executive may receive, in the sole discretion of the Company and the Compensation Committee, up to 12 months of base salary continuation, paid in installments, and up to 12 months of Company-provided healthcare coverage continuation. Terminated executives also are eligible to receive a pro-rata portion of the EICP award earned for the year of employment termination, subject to approval by the Committee in its sole discretion. The Severance Policy does not provide contractual rights to severance benefits.

     Vesting of Equity Awards Upon Terminations of Employment. All annual equity awards provide for accelerated vesting (unless the Compensation Committee determines otherwise) upon retirement, other than for Cause (as defined below), at age 62 or older with at least ten years of service (and, in the case of performance share units, provided the executive’s retirement date is more than one year after the grant date). None of the NEOs was eligible to retire under this definition as of March 28, 2014, the last day of our 2014 Fiscal Year. In addition, all annual equity awards, along with Career Shares and service-based inducement awards, provide for accelerated vesting upon an executive’s termination of employment due to death or permanent disability.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	71

If the NEOs had terminated employment due to death or permanent disability on March 28, 2014, they would have received the same amounts shown next to their names for early vesting of stock options, time-vested RSUs and PSUs on the Change in Control Termination Benefits table above.

     Stock options granted prior to May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (a) the option expiration date or (b) the fifth anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). Stock options granted since May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (a) the option expiration date or (b) the third anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). “Cause” means:

  fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

  conviction of a felony involving a crime of moral turpitude;

  willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

  substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the employee in writing by the employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the employee has failed to perform and (ii) the employee has thereafter failed to remedy such failure to perform.

     Annual stock option awards granted to Mr. Lawrie contain special exercise provisions and the one-time inducement equity award he received in Fiscal 2013 contains additional vesting provisions. These special provisions are described below in connection with his employment agreement.

     The one-time inducement equity awards granted to Mr. Saleh in Fiscal 2013 also contain modified vesting provisions. In addition to vesting upon death or disability, Mr. Saleh’s inducement equity award of 35,000 restricted stock units will vest if the Company terminates his employment without Cause.

     There are provisions in the award agreements for all stock options and RSUs (including Performance Share Units and Career Shares) which require the holder of such securities to deliver to the Company an amount in cash equal to the intrinsic value of the securities on the date (the “Realization Date”) they had vested (in the case of RSUs or restricted stock) or were exercised (in the case of stock options) if the holder:

  competes with the Company after voluntary termination of employment and prior to six months after the Realization Date, or solicits the Company’s customers or solicits for hire or hires the Company’s employees, or discloses the Company’s confidential information, after voluntary or involuntary termination of employment and prior to one year after a Realization Date.

     These forfeiture provisions do not apply if there has been a Change in Control within three years prior to the employment termination date. In addition, the Company has entered into Non-Competition Agreements with all members of senior management.

72	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

     Employment Agreement with Mr. Lawrie. The Company and Mr. Lawrie entered into an employment agreement that is described above under “Mr. Lawrie’s Employment Agreement.” In the event that Mr. Lawrie is terminated by the Company without “cause” or if he resigns from the Company for “good reason” (as each such term is defined in the employment agreement and collectively referred to as a “Qualifying Termination”), he will receive the following payments under the terms of the agreement:

  a pro-rata annual bonus (EICP) for the year in which the termination occurs, based on the Company’s actual performance for the entire fiscal year, payable at the time annual bonuses are generally paid (the “Pro-Rata Bonus”);

  a severance payment equal to two times the sum of Mr. Lawrie’s (A) base salary and (B) target annual bonus (EICP), payable in twenty-four equal monthly installments following Mr. Lawrie’s termination;

  COBRA premiums for a period of eighteen months following termination.

     In the event of a Qualifying Termination prior to April 1, 2017, any then-vested stock options will remain exercisable for the lesser of two years following the date of termination or the expiration of their original terms. The employment agreement also provides that upon the termination of Mr. Lawrie’s employment due to death or disability, he will be eligible to receive a Pro-Rata Bonus, which would have equaled the same amount as his actual Fiscal 2014 EICP payment as shown on the Summary Compensation Table had Mr. Lawrie terminated employment due to death or disability on March 28, 2014.

     Special vesting provisions apply to the one-time inducement equity award granted to Mr. Lawrie in Fiscal 2013. As described above, this award consists of 200,000 Time-Vesting Inducement RSUs (100,000 of which remained outstanding as of March 28, 2014) and 200,000 Performance-Vesting RSUs (all of which had vested because CSC had achieved 80% stock-price growth since Mr. Lawrie had become CEO on March 19, 2012, as measured by 30-day average CSC closing stock prices). In the event of a Qualifying Termination, (i) all unvested Time-Vesting Inducement RSUs will immediately vest, and (ii) all unvested Performance-Vesting Inducement RSUs will vest to the extent the closing price of a share of the Company’s common stock on the trading day immediately preceding Mr. Lawrie’s termination date meets or exceeds the specified performance targets. The table above includes solely 100,000 Time-Vesting RSUs that had not vested as of March 28, 2014.

     The severance benefits described above are subject to Mr. Lawrie’s continued compliance with certain restrictive covenants as set forth in the employment agreement and the non-competition agreement described above and, in the event of a Qualifying Termination that is not in connection with a Change in Control, the execution and non-revocation of a release of claims against the Company and certain related parties.

     There will be a six-month delay in payments and benefits provided under the employment agreement following certain terminations of Mr. Lawrie’s employment if such payments and benefits are determined to be subject to the provisions of Section 409A of the Internal Revenue Code at the time of termination. The employment agreement provides for the crediting of earnings during any such payment or benefits delay period.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	73

PROPOSAL 2 - ADVISORY VOTE APPROVING
EXECUTIVE COMPENSATION

     In accordance with Section 14A of the Exchange Act we are providing our stockholders the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We urge the stockholders to read the CD&A appearing elsewhere in this proxy statement, as well as the 2014 Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation policies and practices and our named executive officers’ compensation. As disclosed in the CD&A, the Company’s compensation programs focus on aligning pay to performance.

     We believe that the information provided in this proxy statement demonstrates that our compensation policies and practices are aligned with our stockholders’ interests and reward our named executive officers for performance. We are therefore asking our stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

     RESOLVED, that the stockholders of Computer Sciences Corporation approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Computer Sciences Corporation 2014 definitive proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying footnotes and narratives.

     The vote on the compensation of our named executive officers as disclosed in this proxy statement is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2015 annual meeting of stockholders. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

74	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

PROPOSAL 3 - RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015. Deloitte & Touche, or one of its predecessor firms, have been retained as the Company’s independent registered public accounting firm continuously since 1962.

     The Audit Committee is responsible for approving the audit fee of the independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chair will continue to be directly involved in the selection of the new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

     The Audit Committee has recommended that the stockholders ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015.

     We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting. He will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Fees

     The following table summarizes the aggregate fees billed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which include Deloitte Consulting, for services provided during the last two fiscal years:

	FY2014	FY2013
Audit Services[1]	$16,028,000	$16,632,000
Audit-Related Services[2]	677,000	3,213,000
Tax Services[3]	1,768,000	3,258,000
Other Services[4]	84,000	10,000
	$18,577,000	$23,113,000
____________________

1.	Includes fees associated with the audit of our consolidated annual financial statements, review of our consolidated interim financial statements, statutory audits of international subsidiaries and the audit of our internal control over financial reporting.

2.	Consists primarily of fees for third party data center reviews, accounting research, employee benefit plan audits and a carve-out audit for a divestiture.

3.	Consists of fees for tax compliance and consultation, and expatriate tax services.

4.	Consists primarily of technical training services.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	75

Pre-Approval Policy

     The Audit Committee pre-approves all audit, audit-related and tax and all other services to be provided by the independent auditors. The Committee has delegated to its Chairman the authority to pre-approve services to be provided by the independent auditors. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Vote Required

     A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte &
Touche LLP as independent auditors for Fiscal Year 2015.

76	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires CSC directors and executive officers, and persons who own more than 10% of the CSC stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CSC stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of information furnished to us, reports filed through us and representations that no other reports were required, all of our executive officers, directors and greater than 10% beneficial owners filed the reports required under Section 16(a) on a timely basis except that Mr. Deckelman reported four transactions involving shares of our Common Stock on Form 5, two of which transactions were filed untimely.

Business for 2015 Annual Meeting

     Stockholder Proposals. For a stockholder proposal to be considered for inclusion in CSC’s proxy statement for the 2015 Annual Meeting, the written proposal must be received by CSC’s Corporate Secretary at our principal executive offices not later than February 27, 2015. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then the deadline for inclusion of a stockholder proposal in CSC’s proxy statement is instead a reasonable time before CSC begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
CSC
3170 Fairview Park Drive
Falls Church, Virginia 22042
Facsimile: (703) 641-3168

     Stockholders seeking to nominate directors at the 2015 Annual Meeting or who wish to bring a proposal before the meeting that is not intended to be included in CSC’s proxy statement for the 2015 Annual Meeting must comply with the advance notice deadlines contained in CSC’s Bylaws. The Bylaws provide that any such notice must be given not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary date of the preceding year’s annual meeting. In addition, the Bylaws specify that in the event that the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the upcoming annual meeting and not later than the close of business on the later of (x) the 90th day prior to the upcoming annual meeting and (y) the 10th day following the date on which public announcement of the date of such upcoming meeting is first made. The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by CSC with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the securities of CSC are listed. For the 2015 Annual Meeting, a stockholder’s notice, to be timely, must be delivered to, or mailed and received at our principal executive offices:

  not earlier than the close of business on April 15, 2015; and

  not later than the close of business on May 15, 2015.
COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	77

Householding; Availability of 2014 Annual Report and Proxy Statement

     The SEC permits the Company to deliver a single proxy statement and annual report to an address shared by two or more stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for the Company. In order to take advantage of this opportunity, the Company, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

     If you would like an additional copy of the 2014 Annual Report or this proxy statement, these documents are available on the Company’s Website, www.csc.com, under “Investor Relations/SEC Filings.” They are also available without charge to any stockholder, upon request, by calling 800.542.3070 or writing to:

Investor Relations
CSC
3170 Fairview Park Drive
Falls Church, VA 22042

     If you share the same address with other CSC stockholders and would like to start or stop householding for your account, you can call 800.542.1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).

     If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

78	COMPUTER SCIENCES CORPORATION	2014 Proxy Statement

APPENDIX A - INDEPENDENCE STANDARDS

     A director is “independent” if the Board of Directors has determined that he or she has no material relationship with Computer Sciences Corporation or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not “independent” if:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

2.	The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard;

3.	(a) The director, or an immediate family member of the director, is a current partner of the Company’s internal or external auditor; (b) the director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

     An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

COMPUTER SCIENCES CORPORATION	2014 Proxy Statement	A-1

Regional CSC Headquarters

The Americas
3170 Fairview Park Drive
Falls Church, Virginia 22042
United States
+1.703.876.1000

Asia, Middle East, Africa
Level 9, UE BizHub East
6 Changi Business Park Avenue 1
Singapore 468017
Republic of Singapore
+65.6809.9000

Australia
26 Talavera Road
Macquarie Park, NSW 2113
Australia
+61(2)9034.3000

Central and Eastern Europe
Abraham-Lincoln-Park 1
65189 Wiesbaden
Germany
+49.611.1420

Nordic and Baltic Region
Retortvej 8
DK-2500 Valby
Denmark
+45.36.14.4000

South and West Europe
Immeuble Balzac
10 place des Vosges
92072 Paris la Défense Cedex
France
+33.1.55.707070

UK, Ireland and Netherlands
Floor 4	About CSC
One Pancras Square	CSC is a global leader in next-generation IT services
London	and solutions. The company’s mission is to enable superior
N1C 4AG	returns on our clients’ technology investments through
United Kingdom	best-in-class industry solutions, domain expertise and
+44.020.3696.3000	global scale. For more information, visit us at www.csc.com.
© 2014 Computer Sciences Corporation. All rights reserved.

CSC INVESTOR RELATIONS
3170 FAIRVIEW PARK DRIVE
FALLS CHURCH, VIRGINIA 22042

VOTE BY INTERNET - www.proxyvote.com
Use the Internet up until 11:59 p.m. Eastern Daylight Time on August 12, 2014 to transmit your voting instructions and to enroll for electronic delivery of subsequent stockholder communications. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Computer Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1.800.690.6903
To transmit your voting instructions, use any touch-tone telephone up until 11:59 p.m. Eastern Daylight Time on August 12, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to Computer Sciences Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Note: Proxy voting instructions for shares held in the Company's Matched Asset Plan must be given by 11:59 p.m. Eastern Daylight Time on August 10, 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M76770-P54343	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COMPUTER SCIENCES CORPORATION

The Board of Directors recommends a vote "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2 and Proposal 3 Vote On Directors

1.	To elect eight nominees to the CSC Board of Directors		For	Against	Abstain

Nominees:

	1a.	David J. Barram	☐	☐	☐

	1b.	Erik Brynjolfsson	☐	☐	☐

	1c.	Rodney F. Chase	☐	☐	☐

	1d.	Bruce B. Churchill	☐	☐	☐

	1e.	Nancy Killefer	☐	☐	☐

	1f.	J. Michael Lawrie	☐	☐	☐

	1g.	Brian P. MacDonald	☐	☐	☐

	1h.	Sean O'Keefe	☐	☐	☐

To provide comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Vote On Proposals		For	Against	Abstain

2.	Approval, by non-binding vote, of executive compensation	☐	☐	☐

3.	Ratification of the appointment of independent auditors	☐	☐	☐

Please sign, date and return this Proxy promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership, or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and elect to vote by ballot, such vote will supersede this Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE TO STOCKHOLDERS

VOTING PREVENTS ESCHEATMENT

Most states have escheatment laws which require CSC to transfer stockholder accounts when they meet that state's criteria for abandoned property. These laws require CSC to issue a replacement stock certificate to the applicable state and the certificate in the stockholder's possession is cancelled on the records of CSC's transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted CSC's transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that CSC has your current address. If you have moved, please provide your new address to CSC's transfer agent: Computershare Inc., P.O. Box 30170, College Station, TX 77842; telephone 800.676.0654; and Internet address: www-us.computershare.com/investor/contact. Please inform Computershare if there are multiple accounts or stock is held under more than one name.

For additional information, the CSC Shareholder Services and automated literature request line is available at telephone 800.542.3070.

Note: CSC employees are requested to notify the CSC Service Center (telephone 877.612.2211) of any address change or their local Human Resources representative if not supported by the CSC Service Center.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M76771-P54343

COMPUTER SCIENCES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, AUGUST 13, 2014

       The undersigned hereby appoints J. MICHAEL LAWRIE, PAUL N. SALEH and M. LOUISE TURILLI, and each of them, with full power of substitution and discretion in each of them, as the proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Computer Sciences Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042, at 10:00 a.m., Eastern Daylight Time, on August 13, 2014, and at any adjournments or postponements thereof, and to consider and to vote on any other matter properly coming before the meeting.

       If more than one of such proxies or substitutes shall be present and vote, a majority thereof shall have the powers hereby granted, and if only one of them shall be present and vote, he shall have the powers hereby granted.

       This card also provides voting instructions for shares, if any, held in the Company's Matched Asset Plan.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR 1) THE ELECTION OF DIRECTORS, 2) APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION AND 3) RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. SHARES ALLOCATED TO THIS ACCOUNT AND HELD IN THE COMPANY'S MATCHED ASSET PLAN WILL BE VOTED BY THE BANK OF NEW YORK (THE TRUSTEE FOR THOSE SHARES). IF THE TRUSTEE DOES NOT RECEIVE VOTING INSTRUCTIONS FOR SHARES HELD IN THE MATCHED ASSET PLAN BY AUGUST 10, 2014, THOSE SHARES WILL BE VOTED IN THE SAME PROPORTION AS THE SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
PROXY
If you do not timely vote by Internet, telephone or mailing your completed proxy card, or by attending the meeting and voting by ballot, these shares cannot be voted except for non-voted shares allocated to this MAP account, which will be voted as set forth on the reverse side.